Exhibit 10.1.15
PROTECTIVE PRODUCTS OF AMERICA, INC.
as Borrower
- and -
CANADIAN IMPERIAL BANK OF COMMERCE
as Lender, Sole Lead Arranger, Underwriter, Administrative Agent and Bookrunner
- and –
THOSE OTHER FINANCIAL INSTITUTIONS WHICH
HEREAFTER BECOME LENDERS HEREUNDER
AMENDED AND RESTATED CREDIT AGREEMENT
January 30, 2009

ARTICLE 1
INTERPRETATION

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(continued)

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(continued)

Page
7.4 Limitations on Additional Compensation	13

ARTICLE 8
FEES AND EXPENSES
8.1 Agency Fee	13
8.2 Expenses	13

ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF THE BORROWER
9.1 Representations and Warranties	13
9.2 Acknowledgement	17
9.3 Survival and Inclusion	17

ARTICLE 10
COVENANTS OF THE BORROWER
10.1 Affirmative Covenants	17
10.2 Financial Covenants	22
10.3 Negative Covenants	22

ARTICLE 11
EVENTS OF DEFAULT
11.1 Event of Default	24
11.2 Remedies	28
11.3 Waivers	28

ARTICLE 12
CONFIDENTIALITY
12.1 Non-Disclosure	28
12.2 Exceptions	28
12.3 Permitted Disclosures by the Agent or the Lenders	28
12.4 Survival	28

ARTICLE 13
ASSIGNMENT
13.1 Assignment of Interests	29
13.2 Assignment by the Lenders	29
13.3 Effect of Assignment	29
13.4 Participations	29

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(continued)

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(continued)

Page
15.12 Whole Agreement	42
15.13 Counterparts	43

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AMENDED AND RESTATED CREDIT AGREEMENT
          THIS AMENDED AND RESTATED CREDIT AGREEMENT made as of January 30, 2009,
AMONG:
PROTECTIVE PRODUCTS OF AMERICA, INC.
as Borrower
- and -
CANADIAN IMPERIAL BANK OF COMMERCE
as Lender, Sole Lead Arranger, Underwriter, Administrative Agent and Bookrunner
- and -
THOSE OTHER FINANCIAL INSTITUTIONS WHICH
HEREAFTER BECOME LENDERS
UNDER THIS AMENDED AND RESTATED CREDIT AGREEMENT
PREAMBLE:
     The Borrower has requested and the Lenders have agreed to establish a senior secured revolving loan facility, all on the terms and conditions herein set forth, and CIBC has agreed to act as Agent for the Lenders under such facilities, all on the terms and conditions and for the purposes set out in this Agreement.
AGREEMENT:
     In consideration of the covenants and agreements between the Parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Definitions. Capitalized words and phrases used in the Documents, the Schedules hereto and in all notices and communications expressed to be made pursuant to this Agreement will have the meanings set out in Schedule A, unless otherwise defined in any of the Documents.

1.2	Headings. Headings, subheadings and the table of contents contained in the Documents are inserted for convenience of reference only, and will not affect the construction or interpretation of the Documents.

1.3	Subdivisions. Unless otherwise stated, reference herein to a Schedule or to an Article, Section, paragraph or other subdivision is a reference to such Schedule to this Agreement or such Article, Section, paragraph or other subdivision of this Agreement. Unless specified otherwise, reference in Schedule A to a Schedule or to an Article, Section, paragraph or other subdivision is a reference to such Schedule or Article, Section, paragraph or other subdivision of this Agreement.

1.4	Number. Wherever the context in the Documents so requires, a term used therein importing the singular will also include the plural and vice versa.

1.5	Statutes, Regulations and Rules. Any reference in the Documents to all or any section or paragraph or any other subdivision of any Law will, unless otherwise expressly stated, be a reference to that Law or the relevant section or paragraph or other subdivision thereof, as such Law may be amended, substituted, replaced or re-enacted from time to time.

1.6	Monetary References. Whenever an amount of money is referred to in the Documents, such amount will, unless otherwise expressly stated, be in Canadian Dollars.

1.7	Time. Time will be of the essence of the Documents.

1.8	Governing Law. The Documents will be governed by and construed in accordance with the Law in force in the Province of Alberta from time to time.

1.9	Enurement. The Documents will be binding upon and will enure to the benefit of the Parties and their respective successors and permitted assigns.

1.10	Amendments. No Document may be amended orally and, subject to Sections 1.11(a), 14.16 and 15.1(e), any amendment may only be made by way of an instrument in writing signed by the Parties.

1.11	No Waiver.
(a)	Subject to Sections 9.1(c) and 14.16, no waiver by a Party of any provision or of the breach of any provision of the Documents will be effective unless it is contained in a written instrument duly executed by an authorized officer or representative of such Party. Such written waiver will affect only the matter specifically identified in the instrument granting the waiver and will not extend to any other matter, provision or breach.

(b)	The failure of a Party to take any steps in exercising any right in respect of the breach or non-fulfillment of any provision of the Documents will not operate as a waiver of that right, breach or provision, nor will any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in Law or otherwise.

(c)	Acceptance of payment by a Party after a breach or non-fulfillment of any provision of the Documents requiring a payment to such Party will constitute a waiver of such provision if cured by such payment, but will not constitute a waiver or cure of any other provision of the Documents.
1.12	Severability. If the whole or any portion of the Documents or the application thereof to any circumstance will be held invalid or unenforceable to an extent that does not affect the operation of the Document in question in a fundamental way, the remainder of the Document in question, or its application to any circumstance other than that to which it has been held invalid or unenforceable, will not be affected thereby and will be valid and enforceable to the fullest extent permitted by applicable Law.

1.13	Inconsistency. To the extent that there is any inconsistency or ambiguity between the provisions of this Agreement and any other Document, the provisions of this Agreement will govern to the extent necessary to eliminate such inconsistency or ambiguity.

1.14	Accounting Terms and Principles. Except as otherwise expressly provided, all accounting terms, principles and calculations applicable to the Credit Facilities will be interpreted, applied and calculated, as the case may be, in accordance with GAAP. The basis of accounting and all calculations set out in this Agreement will be applied and made on a consistent basis and will not be changed for the purposes of this Agreement unless required by GAAP or as agreed to by the Lenders in writing, such agreement not to be unreasonably withheld. It will be reasonable for the Lenders to withhold their consent if a proposed change could adversely affect the obligations of the Borrower or rights of the Lenders under the Documents.

1.15	Amendment and Restatement.
(a)	This Agreement is an amendment and restatement of the Credit Agreement and not a novation of the Credit Agreement. This Agreement reflects amendments to the Credit Agreement and has been restated solely for the purposes of reflecting amendments to the Credit Agreement which the Lenders, the Agent and the Borrower have agreed upon. All references to the Credit Agreement or similar references contained in the Documents delivered prior to the effective date of this Agreement, including without limitation in the Security, shall be deemed to include references to this Agreement without further amendment to those Documents. The Borrower confirms that each of the foregoing Documents, including without limitation any delivered under the Credit Agreement, remains in full force and effect.
1.16	Schedules. The following are the Schedules which form part of this Agreement:
Schedule A: Definitions
Schedule B: Commitments
Schedule C: Form of Debenture Pledge Agreement
Schedule D: Form of Demand Debenture Agreement
Schedule E: Form of Material Subsidiary Guarantee
Schedule F: Form of General Security Agreement
Schedule G: Form of Deposit Account Control Agreement

Schedule H: Form of Notice of Borrowing
Schedule I: Material Adverse Changes
Schedule J: List of Subsidiaries and Indebtedness
Schedule K: Form of Compliance Certificate
Schedule L: Form of Instrument of Adhesion
Schedule M: Borrowing Base Certificate
ARTICLE 2
CREDIT FACILITIES
2.1	Revolving Loan. Subject to the terms and conditions hereof and effective on the Closing Date, the Lenders hereby establish the Revolving Loan in favour of the Borrower. The Revolving Loan may be drawn down by the Borrower during the Revolving Period in Canadian Dollars or the Canadian Dollar Exchange Equivalent thereof in U.S. Dollars, or any combination thereof, to a maximum of the then applicable Borrowing Base. The Individual Revolving Loan Commitment Amount of each of the Lenders is set out in Schedule B.

2.2	Maturity Date. Each Advance from a Lender under the Revolving Loan will have a Maturity Date which expires on or prior to the Revolving Loan Termination Date applicable to that Lender.

2.3	Repayments
(a)	Revolving Loan
(i)	During Revolving Period. During the Revolving Period, the Borrower may borrow, repay and re-borrow Advances under the Revolving Loan provided that, subject to Section 4.6, the Canadian Dollar Exchange Equivalent of the Aggregate Principal Amount of the Revolving Loan will at no time exceed the then applicable Borrowing Base.

(ii)	Payment on Revolving Loan Termination Date. The Aggregate Principal Amount of the Revolving Loan remaining on the Revolving Loan Termination Date, if any, will be unconditionally and irrevocably paid by the Borrower in full, together with all accrued but unpaid interest thereon and all other Indebtedness owing to the Agent or any Lender under the Documents, if any, on such date.

(iii)	Payments to Agent. All payments of the Indebtedness of the Borrower to the Lenders under the Revolving Loan will be made by the Borrower to the Agent for the account of the Lenders under the Revolving Loan in accordance with each such Lender’s Rateable Portions thereof.
2.4	General Right to Prepay and Cancel. The Borrower may at any time prepay (in minimum amounts of Cdn. $500,000 or U.S. $500,000, as applicable, (except for prepayments pursuant to section 2.5(b)(v)) without premium, bonus or penalty, any or all of the Aggregate Principal Amount under the Credit Facilities. Any prepayment or cancellation will be made pro rata to all Lenders on the basis of each Lender’s Rateable Portion.
2.5	Mandatory Prepayment.
(a)	The Borrower shall, within 3 Banking Days of notice thereof, pay to the Agent, on account of the Lenders any excess outstandings under the Revolving Loan over the lesser of (A) the Revolving Loan Commitment and (B) the Borrowing Base.

(b)	The Borrower shall further pay to the Agent on behalf of the Lenders as a mandatory prepayment of the Revolving Loan:
(i)	within 7 Banking Days of receipt thereof, the net proceeds of any asset dispositions in excess of $100,000, (other than sales of inventory in the ordinary course of business and Permitted Sale and Lease-Back Transactions) of the Borrower or any of its Subsidiaries;

(ii)	within 5 Banking Days of the closing thereof, 100% of the net cash proceeds from any equity offering of the Borrower; and

(iii)	within 5 Banking Days of receipt thereof, the net cash proceeds of any property insurance claim;

(iv)	within 5 Banking Days of closing thereof, 100% of the net cash proceeds from any permitted debt issuance; and

(v)	not later than 15 days after the end of each of each month (if such day is not a Banking Day, then the next following Banking Day), the Borrower shall prepay the Revolving Loan, in an aggregate principal amount equal to 100% of Excess Cash Flow for such month less the aggregate amount of all funds received by the Agent pursuant to the Deposit Account Control Agreement during such month.
2.6	Use of Proceeds.
(a)	Revolving Loan. The Borrower will be entitled to use the proceeds of the Revolving Loan for general corporate purposes.
2.7	Types of Accommodation
(a)	Revolving Loan. The Borrower may from time to time obtain under the Revolving Loan all or one or more of the following types of Accommodation:
(i)	Canadian Dollar Advances. For Advances in Canadian Dollars, Canadian Prime Rate Loans.

(ii)	U.S. Dollar Advances. For Advances in U.S. Dollars, U.S. Base Rate Loans.
2.8	Interest and Fees.
(a)	Interest on the Revolving Loan. Each Canadian Prime Rate Loan under the Revolving Loan will bear interest at a variable rate per annum equal to the Canadian Prime Rate plus 650 bps. Each U.S. Base Rate Loan under the Revolving Loan will bear interest at a variable rate per annum equal to the U.S. Base Rate plus 650 bps.

(b)	Borrowing Base Shortfall or Event of Default. Effective immediately upon receipt by the Borrower of a notice of a Borrowing Base Shortfall or the occurrence of an Event of Default other than the Specified Defaults as defined in the Forbearance Agreement (the “Effective Date”), the interest rates then applicable to Canadian Prime Rate Loans and U.S. Base Rate Loans will each increase by 200 bps per annum and such increase will remain in effect for as long as a Borrowing Base Shortfall or Event of Default subsists.

(c)	U.S. Base Rate and Canadian Prime Rate Loans. Notwithstanding anything else contained herein, Advances made under the Revolving Loan shall only be by Canadian Prime Rate Loan or U.S. Base Rate Loan.
2.9	Borrowing Base.
(a)	Setting of Borrowing Base. The Borrowing Base under the Revolving Loan shall be based on the sum of, without duplication, (i) 75% of Eligible Accounts Receivable (including U.S. Federal Government receivables aged more than 90 days), (ii) 90% of Export Development Canada insured accounts receivable and (iii) the lesser of (a) 50% of eligible inventory comprised of raw materials and finished goods (excluding work-in-progress), and (b) 40% of the Revolving Loan Commitment Amount.

(b)	Meeting with Lenders. The Borrower will meet with the Agent and the Lenders at such time or times as the Agent may request, at a time and place mutually acceptable to the Borrower and the Lenders to review and discuss such matters affecting the Borrower’s and the Material Subsidiaries’ business as the Agent and the Lenders may request, acting reasonably.
ARTICLE 3
SECURITY
3.1	Security. The present and future Indebtedness of the Borrower and the Material Subsidiaries to the Agent and the Lenders under the Revolving Loan and all other Indebtedness of the Borrower or any Material Subsidiary, to the Agent and the Lenders, howsoever arising or incurred hereunder and under the Documents, will be secured by the following (collectively, the “Security”):

(a)	a demand debenture in the amount of Cdn. $75,000,000 from the Borrower and each of its Material Subsidiaries together with a pledge thereof (the demand debentures and the pledges thereof to be substantially in the form of Schedule C and Schedule D), to be registered in all appropriate jurisdictions;

(b)	a guarantee, substantially in the form of Schedule E, from each Material Subsidiary in favour of the Agent for its own benefit and on behalf of the Lenders, with respect to the Borrower’s and each other Material Subsidiary’s obligations to the Agent and the Lenders, under the Documents to which the Borrower or another Material Subsidiary is a party;

(c)	general security agreements from the Borrower and each Material Subsidiary in favour of the Agent for its own benefit and on behalf of the Lenders, substantially in the form of Schedule F;

(d)	the Deposit Account Control Agreements delivered pursuant to the Forbearance Agreement, substantially in the form of Schedule G; and

(e)	when requested by the Agent in accordance with Section 3.6, such documents and instruments providing a fixed Lien in accordance with Section 3.6.
3.2	Sharing of Security. The Borrower and the Lenders agree and acknowledge that the Security is being shared equally among the Lenders to secure Indebtedness of the Borrower under the Revolving Loan, on a pari passu basis; and that the Agent will hold the Security for the benefit of the Agent and the Lenders hereunder.

3.3	Exclusivity of Remedies. Nothing herein contained or in the Security now held or hereafter acquired by the Agent and the Lenders, nor any act or omission of the Agent and the Lenders with respect to any such Security, will in any way prejudice or affect the rights, remedies or powers of the Agent and the Lenders with respect to any other security at any time held by the Agent and the Lenders.

3.4	Form of Security. The Security will be in such form or forms as will be required by the Agent, acting reasonably, and will be registered in such offices in Canada or the U.S. or any province or state thereof as the Agent may from time to time reasonably require to protect the Liens created thereby. Should the Agent determine at any time and from time to time that the form and nature of the then existing Security is deficient in any way or does not fully provide the Agent and the Lenders with the Liens and priority to which each is entitled hereunder, the Borrower will forthwith execute and deliver or cause to be executed and delivered to the Agent, at the Borrower’s expense, such amendments to the Security or provide such new security as the Agent may reasonably request.

3.5	After-Acquired Property. All property acquired by or on behalf of the Borrower or any Material Subsidiary after the date of execution of the Security which forms part of the property of the Borrower or any Material Subsidiary (hereafter collectively referred to as “After-Acquired Property”), will be subject to the Security without any further conveyance, mortgage, pledge, charge, assignment or other act on the part of the Parties. Without limiting the effect of the preceding sentence, the Borrower will, or will cause such Material Subsidiary to, from time to time execute and deliver and the Agent will register, all at the Borrower’s expense, such instruments supplemental to the Security, in form and substance satisfactory to the Agent, acting reasonably, as may be necessary or desirable to ensure that the Security as amended and supplemented constitutes in favour of the Agent and the Lenders an effective Lien to the extent created by the Security over such After-Acquired Property as required hereunder, subject only to Permitted Encumbrances which under applicable Law rank in priority thereto.

3.6	Undertaking to Grant Fixed Charge Security. If the Lenders, acting reasonably, determine in their sole discretion that there has been a Material Adverse Effect (which for purposes of this Section 3.6 may include the occurrence of a Borrowing Base Shortfall) and the Lenders consider it necessary for their adequate protection, the Borrower, at the request of the Agent, will forthwith grant or cause to be granted to the Agent for the benefit of the Agent and the Lenders a fixed Lien (subject only to Permitted Encumbrances which under applicable Law rank in priority thereto) in such of the Borrower’s or any Material Subsidiary’s property as the Agent will, in its sole discretion, determine as security for all then present and future Indebtedness of the Borrower to the Agent and the Lenders under the Credit Facilities. In this connection, the Borrower will:
(a)	provide the Agent with such information as is reasonably required by the Agent to identify the property to be charged pursuant to this Section 3.6;

(b)	do all such things as are reasonably required to grant, or cause such Material Subsidiary to grant, in favour of the Agent and the Lenders, a fixed Lien (subject only to Permitted Encumbrances which under applicable Law rank in priority thereto) in respect of such property to be so charged pursuant to this Section 3.6;

(c)	provide the Agent with all corporate or partnership resolutions and other action, as reasonably required, for the Borrower or such Material Subsidiary to grant the fixed Lien (subject only to Permitted Encumbrances which under applicable Law rank in priority thereto) in the property identified by the Agent to be so charged;

(d)	provide the Agent with such security instruments and other documents which the Agent, acting reasonably, deems are necessary to give full force and effect to the provisions of this Section 3.6;

(e)	assist the Agent in the registration or recording of such agreements and instruments in such public registry offices in Canada or any province thereof or in the United States or any state thereof as the Agent, acting reasonably, deems necessary to give full force and effect to the provisions of this Section 3.6; and

(f)	pay all reasonable costs and expenses incurred by the Agent in connection with the preparation, execution and registration of all agreements, documents and instruments, including any amendments to the Security, made in connection with this Section 3.6.
3.7	Discharge of Security. The Agent and the Lenders will discharge the Security at the Borrower’s expense forthwith after all of the Borrower’s Indebtedness under the Credit

Facilities has been unconditionally and irrevocably paid or satisfied in full and each such facility has been cancelled.
ARTICLE 4
FUNDING AND OTHER MECHANICS
4.1	Funding of Accommodations. Subject to Section 4.2, all Advances requested by the Borrower will be made available by deposit of the applicable funds into the appropriate Borrower’s Account for value on the Banking Day on which the Advance is to take place.

4.2	Notice Provisions. Drawdowns under the Credit Facilities will be made available to the Borrower provided a Notice of Borrowing is received from the Borrower by the Agent at least 1 Banking Day prior to such Advance, provided notice is received by the Agent no later than 12:00 noon (Toronto time) on the second Banking Day immediately preceding the Drawdown Date.

Any of the notices referred to in the foregoing paragraphs of this Section 4.2 may, subject to Section 15.2, be given by the Borrower, at its sole risk, to the Agent by telephone and in such case will be followed by the Borrower delivering to the Agent on the same day the written notice required hereunder confirming such instructions.

4.3	Irrevocability. A Notice of Borrowing when given by the Borrower will be irrevocable and will oblige the Borrower, the Agent and the Lenders to take the action contemplated herein and therein on the date specified therein, provided that, any such notice will not be binding on a Lender who makes a determination under Section 7.2.

4.4	Agent’s Obligations. Upon receipt of a Notice of Borrowing with respect to a proposed Advance, the Agent will forthwith notify the Lenders of the proposed date on which such Advance is to take place, of each Lender’s Rateable Portion of such Advance and, if applicable, of the account of the Agent to which each Lender’s Rateable Portion thereof is to be credited.

4.5	Lenders’ Obligations. Each Lender will, prior to 12:00 noon (Toronto time) on the proposed date on which an Advance is to take place, credit the account of the Agent specified in the Agent’s notice given pursuant to Section 4.4 with such Lender’s Rateable Portion of such Advance, and by 1:00 p.m. (Toronto time) on the same date, the Agent will make available to the Borrower the amount so credited.

4.6	Exchange Rate Fluctuations. If as a result of currency fluctuation the Canadian Dollar Exchange Equivalent of the Aggregate Principal Amount under the Credit Facilities owing to the Lenders exceeds the lesser of the Borrowing Base and the Revolving Loan Commitment Amount (the “Excess”), the Borrower will, within 3 Banking Days, pay the Excess to the Agent as a Principal Repayment of the Revolving Loan, for the benefit of the Lenders.

ARTICLE 5
CONDITIONS PRECEDENT TO DRAWDOWN
5.1	Conditions Precedent to Drawdown. The Lenders’ obligation to provide Advances under the Credit Facilities will be subject to the following conditions precedent being met, unless waived in writing by the Lenders:

Ongoing Funding
(a)	the appropriate Notice of Borrowing will have been delivered in accordance with the notice provisions provided in Section 4.2;

(b)	no Event of Default, other than Specified Defaults (as defined in the Forbearance Agreement), will have occurred and be continuing; and

(c)	each representation and warranty of the Borrower contained herein shall be true and correct, except to the extent such representation and warranty may be rendered untrue by the existence of the Specified Defaults (as defined in the Forbearance Agreement).
ARTICLE 6
CALCULATION OF INTEREST AND FEES
6.1	Records. The Agent will maintain records, in written or electronic form, evidencing all Advances and all other Indebtedness owing by the Borrower to the Agent and each Lender under this Agreement. The Agent will enter in such records, details of all amounts from time to time owing, paid or prepaid by the Borrower to it hereunder. In addition, each Lender will maintain records, in written or electronic form, evidencing all Advances and other Indebtedness owing by the Borrower to such Lender. The information entered in such records will constitute prima facie evidence of the Indebtedness of the Borrower to the Agent and each Lender under the Credit Facilities. In the event of a conflict between the records of the Agent and a Lender maintained pursuant to this Section 6.1, the records of the Agent shall prevail, absent manifest error.
6.2	Payment of Interest and Fees.
(a)	Interest. Except as expressly stated otherwise herein, all Canadian Prime Rate Loans and U.S. Base Rate Loans from time to time outstanding will bear interest, as well after as before maturity, default and judgment, with interest on overdue interest, at the applicable rates as prescribed under Section 2.8 or Section 15.9. Interest payable at a variable rate will be adjusted automatically without notice to the Borrower whenever there is a variation in such rate.

(b)	Calculation of Interest. Interest on Canadian Prime Rate Loans and U.S. Base Rate Loans will accrue and be calculated but not compounded daily and be payable monthly in arrears on the first Banking Day of each month for the immediately preceding month, or, after notice to the Borrower, on such other Banking Day as is customary for the Agent having regard to its then existing practice. Interest on Canadian Prime Rate Loans and U.S. Base Rate Loans will be calculated on the basis of a 365 or 366 day year, as applicable.

(c)	Interest Act (Canada). For the purposes of the Interest Act (Canada) and any other applicable Laws which may hereafter regulate the calculation or computation of interest on borrowed funds, the annual rates of interest and fees applicable to Canadian Prime Rate Loans and U.S. Base Rate Loans, respectively, are the rates as determined hereunder multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by 365.
6.3	Conversion to Another Currency. If the Borrower wishes to Convert any part of an outstanding Advance from one currency to another currency, the Borrower will, repay to the Agent for the benefit of the Lenders the amount of such Advance in the initial currency and then re-borrow the applicable amount in the second currency provided that the Agent has received a Notice of Borrowing in accordance with Section 4.2.

6.4	Maximum Rate of Return. Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable under this Agreement exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions of that section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of the Borrower and the applicable Lenders and the amount of such payment or collection will be refunded to the Borrower. For purposes of this Agreement, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of the Credit Facilities on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent will be prima facie evidence, for the purposes of such determination.

6.5	Waiver of Judgment Interest Act (Alberta). To the extent permitted by applicable Law, the provisions of the Judgment Interest Act (Alberta) will not apply to the Documents and are hereby expressly waived by the Borrower.

6.6	Deemed Reinvestment Not Applicable. For the purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest will not apply to any interest calculation under the Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
ARTICLE 7
INCREASED COSTS
7.1	Changes in Law.
(a)	If, after the date hereof, due to either:

(i)	the introduction of, or any change in, or in the interpretation of, any Law, whether having the force of law or not, resulting in the imposition or increase of reserves, deposits or similar requirements by any central bank or Administrative Body charged with the administration thereof; or

(ii)	the compliance with any guideline or request from any central bank or other Administrative Body (including those in respect of capital adequacy, reserves and liquidity) which a Lender, acting reasonably, determines that it is required to comply with, there will be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining the Credit Facilities, or there will be any reduction in the effective return to such Lender thereunder, then, subject to Section 7.1(b), the Borrower will, within 5 Banking Days after being notified by such Lender of such event, pay to such Lender, quarterly in arrears, that amount (the “Additional Compensation”) which such Lender, acting reasonably, determines will compensate it, after taking into account all applicable Taxes, for any such increased costs or reduced returns incurred or suffered by such Lender.

(b)	If Additional Compensation is payable pursuant to Section 7.1(a), the Borrower will have the option to prepay any amount of the Credit Facilities owed to the Lender entitled to receive the Additional Compensation without obligation to make a corresponding prepayment to any other Lender.
7.2	Changes in Circumstances. Notwithstanding anything to the contrary herein or in any of the other Documents contained, if on any date a Lender determines in good faith, which determination will be conclusive and binding on the Parties, and provided notice is given to the other Lenders and to the Borrower that its ability to maintain, or continue to offer any Accommodation under the Credit Facilities has become unlawful or impossible due to:
(a)	any change in applicable Law, or in the interpretation or administration thereof by authorities having jurisdiction in the matter; or

(b)	the imposition of any condition, restriction or limitation upon such Lender which is outside of its control, then in any such case, the Borrower will forthwith repay to such Lender all principal amounts affected thereby, together with all unpaid interest accrued thereon to the date of repayment and all other expenses incurred in connection with the termination of any such Accommodation, without any obligation to make a corresponding prepayment to any other Lender. The Borrower may utilize other forms of Accommodations not so affected in order to make any required repayment and after any such repayment, the Borrower may elect to re-borrow the amount repaid by way of some other Accommodation upon complying with applicable requirements thereof.
7.3	Application of Sections 7.1 and 7.2. If a Lender exercises its discretion under Sections 7.1 or 7.2, then concurrently with a notice from such Lender to the Lenders and the

Borrower requiring compliance with the applicable Section, such Lender will provide the Borrower (with a copy to the other Lenders) with a certificate in reasonable detail outlining the particulars giving rise to such notice, confirming that its actions are consistent with actions concurrently taken by such Lender with respect to similar type provisions affecting other borrowers of such Lender in comparable circumstances and certifying (with reasonable supporting detail) the increased costs, if any, payable by the Borrower thereunder, which will be prima facie proof thereof and binding on the Parties.

7.4	Limitations on Additional Compensation. Sections 7.1 and 7.2 will not apply to a Lender with respect to any event, circumstance or change of the nature and kind of which such Lender had actual knowledge on the Closing Date. A Lender will not be entitled to Additional Compensation to the extent such increase in costs or reduction in return is reflected in or recovered by an increase in the interest or other amounts payable hereunder (other than pursuant to Section 7.1). The Borrower will not be obligated to pay any portion of Additional Compensation accruing under Section 7.1 for any period prior to the date which is 120 days prior to the date on which the affected Lender gives notice to the Borrower that such Additional Compensation is so accruing.
ARTICLE 8
FEES AND EXPENSES
8.1	Agency Fee. The Borrower will pay to the Agent, on an annual basis, the agency fee agreed upon between the Borrower and the Agent on the Closing Date, the amount thereof to be kept confidential by the Borrower.

8.2	Expenses. The Borrower will pay or reimburse the Agent and the Lenders, as applicable, for the reasonable out-of-pocket expenses, reasonable legal fees (on a solicitor and his own client full indemnity basis) and enforcement costs, incurred by the Agent and the Lenders, as applicable, in connection with the negotiation, preparation, execution and maintenance of the Documents and the enforcement of their rights and remedies under the Documents (the “Expenses”). All such Expenses shall be added to the Principal Amount of the Revolving Loan and deemed to be Advances hereunder, and shall bear interest at the applicable rate of the Revolving Loan from time to time as set out in Section 2.8. Notwithstanding the foregoing, except for any interest payable to the applicable third party, no Expense(s) shall bear interest at the applicable rate of the Revolving Loan until 5 Banking Days after delivery of an invoice with respect to such Expense(s) has been delivered by the Agent to the Borrower in the manner set out in Section 15.1.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF THE BORROWER
9.1	Representations and Warranties. The Borrower hereby represents and warrants to the Lenders that:
(a)	Incorporation, Organization and Power. The Borrower and each corporate Material Subsidiary has been duly incorporated and is validly existing under the

Law of its jurisdiction of incorporation and is duly registered to carry on business in each jurisdiction in which the nature of any business carried on by it or the character of any property owned or leased by it makes such registration necessary except where the failure to be so registered could not reasonably be expected to have a Material Adverse Effect, and the Borrower and each corporate Material Subsidiary has full corporate power and capacity to enter into and perform its obligations under the Documents to which it is a party, and to carry on its business as currently conducted.

(b)	Authorization and Status of Agreements. Each Document to which the Borrower or a Material Subsidiary is a party delivered pursuant hereto has been duly authorized, executed and delivered by it and does not conflict with or contravene or constitute a default or create a Lien, other than a Permitted Encumbrance, under:
(i)	in the case of the Borrower and each corporate Material Subsidiary its constating documents, by-laws, any resolution of its Directors or any shareholders’ agreement in respect thereof;

(ii)	any agreement or document to which it is a party or by which any of its property is bound; or

(i)	any applicable Law,
the conflict with, contravention, default under or creation of a Lien of which could reasonably be expected to have a Material Adverse Effect.
(c)	Enforceability. Each of the Documents to which the Borrower or any Material Subsidiary is a party constitutes a valid and binding obligation of the Borrower or such Material Subsidiary, as applicable, and is enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar statutes affecting the enforcement of creditors’ rights generally and by general principles of equity.

(d)	Litigation. There are no actions, suits or proceedings at Law or before or by any Administrative Body existing or pending, or to the Borrower’s knowledge threatened, to which the Borrower or any Material Subsidiary is, or to the Borrower’s knowledge, is threatened to be made, a party and the result of which, if successful against it, could reasonably be expected to have a Material Adverse Effect.

(e)	Environmental Law. The Borrower and where applicable, each Material Subsidiary, has in all material respects (i) obtained all permits, licenses and other authorizations which are required under Environmental Law; and (ii) is in compliance with Environmental Law and with the terms and conditions of all such permits, licenses and authorizations.

(f)	Environmental Condition of Property. The property or any part thereof owned, operated or controlled by the Borrower, either directly or through a Material Subsidiary:
(i)	is not, to the knowledge of the Borrower, the subject of any outstanding claim, charge or order from an Administrative Body alleging violation of Environmental Law or, if subject to any such claim, charge or order, the Borrower, either directly or through a Material Subsidiary, is taking all such remedial, corrective or other action required under the claim, charge or order or is diligently and in good faith contesting the validity thereof; and

(ii)	complies, with respect to each of its use and operation, in all material respects with Environmental Law and with the terms and conditions of all permits, licenses and other authorizations which are required to be obtained under applicable Environmental Law.
(g)	Title to Properties. The Borrower and where applicable, each Material Subsidiary, has good and valid title to its material properties, subject only to Permitted Encumbrances. The Borrower and each Material Subsidiary is entitled to charge its interests in such properties in favour of the Agent and the Lenders as provided in this Agreement without the need to obtain the consent of or release from any other Person and such properties are not held in trust by the Borrower or any such Material Subsidiary for any other Person.

(h)	Financial Condition. The consolidated financial statements of the Borrower previously delivered to the Agent and the Lenders hereunder, if any, were prepared in accordance with GAAP and such consolidated financial statements present fairly in all material respects the Borrower’s and each Material Subsidiary’s financial positions respectively as at the date thereof.

(i)	No Adverse Change. The unaudited consolidated financial statements of the Borrower for the fiscal quarter ended September 30, 2008, were prepared in accordance with GAAP and such audited consolidated financial statements present fairly in all material respects the Borrower’s consolidated financial position as at the date thereof and since that date there has been no Material Adverse Effect except as disclosed in Schedule I.

(j)	Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any Material Subsidiary to the Agent or the Lenders in connection with the Credit Facilities is true and accurate in all material respects and the Borrower is not aware of any omission of any material fact which renders such factual information incomplete or misleading in any material way.

(k)	No Breach of Orders, Licences or Statutes. Neither the Borrower nor any Material Subsidiary is in breach of:

(i)	any order, approval or mandatory requirement or directive of any Administrative Body;

(ii)	any governmental licence or permit; or

(iii)	any applicable Law,
the breach of which could reasonably be expected to have a Material Adverse Effect.

(l)	Pension. Neither the Borrower nor any Material Subsidiary has a Pension Plan.

(m)	No Default. No Default or Event of Default has occurred and is continuing other than as disclosed in the Forbearance Agreement.

(n)	Insurance. The Borrower and each Material Subsidiary has in full force and effect such policies of insurance in such amounts issued by such insurers of recognized standing covering the property of the Borrower and each Material Subsidiary in accordance with prudent industry standards.

(o)	Approvals. All regulatory approvals, consents, permits and licenses necessary for the Borrower and each Material Subsidiary to carry on its business, as currently carried on, and all approvals and consents necessary for it to enter into the Documents and perform its obligations thereunder have, in each case, been obtained and are in good standing except to the extent that failure to so obtain could not be reasonably expected to have a Material Adverse Effect.

(p)	Payment of Taxes. The Borrower and each Material Subsidiary has filed all tax returns which are required to be filed and has paid all Taxes (including interest and penalties) which are due and payable, unless such payment is in good faith disputed, and has made all appropriate provision in respect thereof in accordance with GAAP, except, in either case, to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(q)	Remittances. All of the remittances required to be made by the Borrower and each Material Subsidiary to the applicable federal, provincial, municipal or state governments have been made, are currently up to date and there are no outstanding arrears, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(r)	Subsidiaries. The Borrower has no Subsidiaries other than as set out in Schedule J and the jurisdictions of incorporation, the location of their respective businesses and assets, the trade names of each, if any, used in such locations and the authorized and issued share or unit capital, as applicable, of the Borrower and each Material Subsidiary is set forth in Schedule J. The legal and beneficial owners of all of the issued and outstanding Voting Securities of the Borrower and each of the Material Subsidiaries is as set out in Schedule J.

(s)	Indebtedness and Liens. Neither the Borrower nor any Material Subsidiary has any Indebtedness, other than Permitted Indebtedness, or Liens on its property, other than Permitted Encumbrances. Schedule J sets forth all of the material Indebtedness owed by each of the Borrower and the Material Subsidiaries to any of their Affiliates and to any other Person and the amount thereof, and such Indebtedness has not been subject to any Lien, except for Permitted Encumbrances, or assigned or otherwise transferred (absolutely, contingently, directly, indirectly or otherwise) to any Person.

(t)	Use of Proceeds. The proceeds of any Advances are being used in accordance with Section 2.8.
9.2	Acknowledgement. The Borrower acknowledges that the Agent and the Lenders are relying upon the representations and warranties in this Article 9 in making the Credit Facilities available to the Borrower and that the representations and warranties contained in Section 9.1, will be deemed to be restated in every respect effective on the date each and every Advance is made; provided that if the representation and warranty contained in Section 9.1(i) is deemed to be repeated at any time after the Borrower is required to deliver annual audited consolidated financial statements of the Borrower pursuant to Section 10.1(j), then that representation and warranty will be deemed to be given in respect of the most recent of such annual audited consolidated financial statements.

9.3	Survival and Inclusion. The representations and warranties in this Article 9 shall survive until this Agreement has been terminated. All statements, representations and warranties contained in any Compliance Certificate, Closing Certificates, the Security, the Forbearance Agreement or in any instruments delivered by or on behalf of the Borrower or Material Subsidiary pursuant to this Agreement or any other Document will be deemed to constitute statements, representations and warranties made by the Borrower to the Agent and the Lenders under this Agreement.
ARTICLE 10
COVENANTS OF THE BORROWER
10.1	Affirmative Covenants. While any Indebtedness under the Credit Facilities is outstanding or available to the Borrower and except with the written consent of the Lenders, the Borrower covenants that:
(a)	Punctual Payment. The Borrower will pay or cause to be paid all Indebtedness and other amounts payable under the Documents punctually when due.

(b)	Corporate Existence. The Borrower will do or will cause to be done all things necessary to preserve and keep in full force and effect the Borrower’s and any Material Subsidiary’s existence in good standing as a corporation under the Law of its jurisdiction of incorporation.

(c)	Notice of Event of Default. The Borrower will notify the Agent of the occurrence of any Default or Event of Default forthwith upon becoming aware thereof and specify in such notice the nature of the event and the steps taken or proposed to be taken to remedy the same.

(d)	Notice of Legal Proceedings. The Borrower will, forthwith upon becoming aware thereof, notify the Agent of the commencement of any legal or administrative proceedings against the Borrower or any Material Subsidiary which, if adversely determined against the Borrower or any Material Subsidiary could reasonably be expected to have a Material Adverse Effect.

(e)	Notice of Change of Control. The Borrower will, forthwith upon becoming aware thereof, notify the Agent of any Change of Control.

(f)	Notice of Environmental Damage. The Borrower will, forthwith upon acquiring knowledge thereof, notify the Agent of the discovery of any Contaminant or of any Release of a Contaminant into the Environment from or upon the land or property owned (either individually or jointly), operated or controlled by the Borrower or any Material Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(g)	Indemnity of Borrower. The Borrower hereby indemnifies and holds harmless each of the Agent and the Lenders, including their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”), for any costs, losses, damages, expenses, judgments, suits, claims, awards, fines, sanctions and liabilities whatsoever (including any reasonable costs or expenses of defending or denying the same and the reasonable costs or expenses of preparing any environmental assessment report or other such reports) suffered or incurred by an Indemnified Party, arising out of, or in respect of:
(i)	the Release of any Contaminant into the Environment from or into any property, owned, operated or controlled, directly or indirectly, by the Borrower or otherwise in which the Borrower or any Subsidiary has an interest; and

(ii)	the remedial action, if any, required to be taken by the Agent or the Lenders in respect of any such Release, except in such cases where and to the extent that such costs, losses, damages, expenses, judgments, suits, claims, awards, fines, sanctions or liabilities arise from the gross negligence or wilful misconduct of the Agent or the Lenders, or any of their directors, officers, employees and agents (in this Section 10.1(g) collectively a “claim”). This indemnity will survive repayment or cancellation of the Credit Facilities or any part thereof, including any termination of the other provisions of this Agreement. Other than for costs and expenses incurred by the Indemnified Parties for investigating, defending or denying a claim or preparing any necessary environmental assessment report or other reports in connection with any claim (the reasonable costs thereof to be paid forthwith by the Borrower on demand therefor), the Indemnified Parties will not request indemnification from the Borrower unless an Indemnified Party is required by Law, based on the advice of such Indemnified Party’s counsel, to honour a claim or any part thereof. During the continuation of an Event of Default, the Indemnified Parties will be entitled, but not obligated, to negotiate any settlement of a claim in consultation with the Borrower, and any such settlement will be binding on the Parties, provided that the Borrower will not be liable for any settlement of any action without its written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Borrower, at its option by notice to the Lenders, may assume carriage at any time of any proceedings giving rise to a claim, including choice of counsel.

(h)	Performance. The Borrower will, and will cause each Material Subsidiary to observe the terms of and perform its obligations under each of the Documents to which it is a party.

(i)	Monthly Compliance Certificate. Within 10 Banking Days after the end of each month, the Borrower will furnish to the Agent a Compliance Certificate, including an update of the Projections to show actual results for that month as compared to forecast along with reasonably detailed calculations with respect to the various financial covenants of the Borrower set out herein and in the Forbearance Agreement.

(j)	Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of the Borrower and within 120 days after the end of each fiscal year of the Borrower, the Borrower will furnish to the Agent a copy of its quarterly unaudited consolidated financial statements, together with updated Projections, and with respect to its fiscal year end, its annual audited consolidated financial statements and the unaudited annual consolidated financial statements of the Material Subsidiaries. In addition, but without duplication, to the foregoing, as soon as available, and in any event within 15 days after the end of each of each month (if such day is not a Banking Day, then the next following Banking Day), the Borrower will furnish to the Agent a copy of its monthly unaudited consolidated financial statements, and will provide the Agent with updates satisfactory to the Agent acting reasonably on its process, prospects, terms, and the prospective parties through which the Borrower intends to refinance the Indebtedness hereunder. Notwithstanding the foregoing, any restatement of the unaudited consolidated financial statements together with updated Projections delivered to the Agent for the fiscal quarter ended September 30, 2008 with respect to a writedown of goodwill of the Borrower and its Material Subsidiaries shall not be a breach of this Section 10.1(j).

(k)	Budget. Forthwith following approval thereof by the Borrower’s Directors and, in any event, within 30 days prior to the fiscal year end of the Borrower, the Borrower will furnish to the Agent a copy of the Borrower’s budget for the next fiscal year.

(l)	Borrowing Base Certificate. Every Wednesday prior to 4:00 p.m. EST, the Borrower will furnish to the Agent a Borrowing Base Certificate.

(m)	Performance of Agreements. The Borrower will, and will cause each Material Subsidiary to, perform its obligations under all agreements relating to its material property, including payment of rentals, royalties, Taxes or other charges in respect thereof which are necessary to maintain all such agreements in good standing in all material respects.

(n)	Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain adequate insurance in respect of its material property, and will provide the Agent with copies of all insurance policies relating thereto if so requested.

(o)	Material Adverse Claims. The Borrower will, and will cause each Material Subsidiary to, except for Permitted Encumbrances, defend its property from all material adverse claims where the failure to do so in the opinion of the Lenders, acting reasonably, threatens the intended priority or validity of the Security as herein provided, or could reasonably be expected to have a Material Adverse Effect.

(p)	Protection of Security. The Borrower will and will cause each Material Subsidiary to do all things reasonably requested by the Agent to protect and maintain the Security and the priority thereof in relation to other Persons.

(q)	Environmental Audit. If the Agent, acting reasonably, determines that the Borrower’s or any Material Subsidiary’s obligations or other liabilities in respect of matters dealing with the protection or contamination of the Environment or the maintenance of health and safety standards, whether contingent or actual, could reasonably be expected to have a Material Adverse Effect then, at the request of the Agent, the Borrower will assist the Agent in conducting an environmental audit of the property which is the subject matter of such contingent or actual obligations or liabilities, by an independent consultant selected by the Agent. The reasonable costs of such audit will be for the account of the Borrower, provided that the Agent will carry out such audit in consultation with the Borrower to expedite its completion in a cost-effective manner. Should the result of such audit indicate that the Borrower or a Material Subsidiary is in breach, or with the passage of time will be in breach, of any Environmental Law and such breach or potential breach has or could reasonably be expected to have, in the opinion of the Lenders, acting reasonably, a Material Adverse Effect, and without in any way prejudicing or suspending any of the rights and remedies of the Agent and the Lenders under the Documents, the Borrower will forthwith commence and diligently proceed to rectify or cause to be rectified such breach or potential breach, as the case may be, and will keep the Agent fully advised of the actions it intends to take and has taken to rectify such breach or potential breach and the progress it is making in rectifying same. The Agent will be permitted to retain, for the account of the Borrower (to the extent such account is reasonable), the services of a consultant to monitor the Borrower’s or any Material Subsidiary’s compliance with this Section 10.1(q).

(r)	Payment of Taxes. The Borrower will, and will cause each Material Subsidiary to, duly file on a timely basis all Tax returns required to be filed by it, and duly and punctually pay all Taxes and other governmental charges levied or assessed against it or its property, except, in either case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(s)	Notices and Filings. The Borrower will, on a timely basis, furnish to the Agent (in sufficient copies for each of the Lenders) all prospectuses, material change reports (including those filed on a confidential basis) and press releases filed by the Borrower or any Material Subsidiary with securities commissions having jurisdiction and other documents distributed by the Borrower to its shareholders.

(t)	Inspection of Property; Books and Records; Discussions. The Borrower will, and will cause each Material Subsidiary to, maintain books and records of account in accordance with GAAP and all applicable Law; and permit representatives of the Agent from time to time, at the Borrower’s expense, to visit and inspect any of its property and to examine and make abstracts from any of its books and records at any reasonable time during normal business hours and upon reasonable request and notice, and subject to the Borrower’s health and safety requirements, and to discuss its business, property, condition (financial or otherwise) and prospects with its senior officers and (in the presence of such representatives, if any, as it may designate) with its independent chartered accountants.

(u)	Comply with Law and Maintain Permits. The Borrower will, and will cause each Material Subsidiary to, comply with applicable Laws and obtain and maintain all permits, licenses, consents and approvals necessary to the ownership of its property and to the conduct of its business in each jurisdiction where it carries on business or owns property, including those issued or granted by Administrative Bodies, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)	Other Information. The Borrower will provide to the Agent such other documentation and information concerning the Borrower, or the Material Subsidiaries as may be requested by the Lenders, acting reasonably, including any internally or independently prepared environmental assessment reports in the possession of the Borrower or any Material Subsidiary.

(w)	Subsidiary Security. The Borrower will provide prior written notice to the Agent of it or any Material Subsidiary acquiring or incorporating any new Material Subsidiary and cause each Material Subsidiary to provide the Agent with a guarantee of the Borrower’s Indebtedness under the Documents and with the other Security listed in Section 3.1 in form and substance satisfactory to the Agent within 10 days of any such Subsidiary becoming a Material Subsidiary, together with all such supporting documentation and legal opinions as the Agent may reasonably require.
10.2	Financial Covenants. While any Indebtedness under the Credit Facilities is outstanding or available to the Borrower, the Borrower covenants that:
(a)	Debt to EBITDA Ratio. As of September 30, 2007, and on the last day of each fiscal quarter thereafter, it will not permit the Debt to EBITDA Ratio to exceed 3.75:1.

(b)	Minimum Shareholders’ Equity. Beginning on June 30, 2006, and as of the last day of each fiscal quarter thereafter, it will not permit shareholders’ equity (in accordance with GAAP) to be less than Cdn. $50,000,000 plus 50% of Net Income after June 30, 2006 (to the extent it is positive) and 50% of the net proceeds of any equity issuances of the Borrower after that date.

(c)	Minimum Current Ratio. As of September 30, 2007, and on the last day of each fiscal quarter thereafter, it will not permit the Current Ratio to be less than 1.0:1.
10.3	Negative Covenants. While any Indebtedness under the Credit Facilities is outstanding or available to the Borrower and except with the written consent of the Lenders:
(a)	Limitation on Borrowings, Liens and Distributions and Capital Expenditures. The Borrower will not, and will not permit the Material Subsidiaries to:
(i)	incur Indebtedness, except for Permitted Indebtedness;

(ii)	provide or permit a Lien over any of its property, except for Permitted Encumbrances;

(iii)	make any Distribution, other than Permitted Distributions; or

(iv)	incur any Capital Expenditures, other than (i) Capital Expenditures approved by the Lenders and (ii) the U.S. $800,000 expenditure of the Borrower for the construction of a firing range as contemplated in the Cash Projections (as defined in the Forbearance Agreement).
(b)	Limitation on Exchange Rate Swap Contracts. The Borrower will not enter into any contract for the sale, purchase, or exchange or for future delivery of foreign currency (whether or not the subject currency is to be delivered or exchanged), hedging contract, forward contract, swap agreement, futures contract, or other foreign exchange protection agreement or option with respect to any such transaction, designed to hedge against fluctuations in foreign exchange rates (collectively, the “Exchange Rate Swap Contracts”).

(c)	Limitation on Interest Rate Swap Contracts. The Borrower will not enter into any contract for a rate swap, rate cap, rate floor, rate collar, forward rate agreement, futures or other rate protection agreement or option with respect to any such transaction, designed to hedge against fluctuations in interest rates (collectively, the “Interest Rate Swap Contracts”).

(d)	Limitation on Commodity Swap Contracts. The Borrower will not enter into any contract for a commodity swap or other protection agreement or option designed to protect against fluctuations in commodity prices (which, for greater certainty, includes both physically and financially settled hedges) (collectively, the “Commodity Swap Contracts”).

(e)	Limitation on Hedging Agreements. The Borrower will not enter into or maintain any Exchange Rate Swap Contract, Interest Rate Swap Contract, Commodity Swap Contract and any other derivative agreement or other similar agreement or arrangements (collectively, the “Hedging Agreements”). The Borrower will not permit the Material Subsidiaries to enter into any Hedging Agreements for any purpose unless the Borrower obtains the prior written consent of the Lenders to any such Hedging Agreements.

(f)	Change in Constating Documents. The Borrower will not, and will not permit any Material Subsidiary to, amend any of its constating documents or by-laws.

(g)	Mergers, Amalgamation and Consolidations. The Borrower will not, and will cause the Material Subsidiaries not to, merge, amalgamate or consolidate with another Person.

(h)	Limitation on Sale and Lease-Back Transactions. The Borrower will not, and will not permit any of the Material Subsidiaries to, enter into any arrangement with any Person providing for the leasing of property from such Person which property has been or is to be sold or transferred by the Borrower, or any such Material Subsidiary to such Person (a “Sale and Lease Back Transaction”), unless the proceeds to the Borrower or such Material Subsidiary of such sale are at least equal to the fair market value of such property or at discounted value, as permitted by the Agent, acting reasonably, and are applied to permanently repay the Indebtedness of the Borrower under the Revolving Loan.

(i)	Purchase Money Liens. With the exception of, as in effect on the date hereof, the Purchase Money Lien granted to Pro-Tech Armored Products of Massachusetts, Inc. (as evidenced by Uniform Commercial Code filing #41947748, as amended) the Borrower will not and will not permit Material Subsidiaries to permit the aggregate Canadian Dollar Exchange Equivalent of its Indebtedness arising under Purchase Money Liens to exceed $500,000 in the aggregate.

(j)	Change in Business, Name, Location or Fiscal Year. The Borrower will not (i) on a consolidated basis, change in any material respect the nature of its business or operations from the nature of its business and operations carried on as of October 31, 2008, or (ii) change its or any Material Subsidiaries’ corporate name, partnership name or trust name, as applicable, trade name or locations of business from those set forth in Schedule J without giving the Agent 30 days prior written notice thereof, or (iii) change its fiscal year.

(k)	Asset Dispositions. Other than for Permitted Dispositions, the Borrower will not, and will not permit any Material Subsidiary to, directly or indirectly, make any sale, exchange, lease, transfer or other disposition of any of its assets to any Person without the prior written consent of all of the Lenders.

(l)	Financial Assistance or Capital Contributions. The Borrower will not, and will not permit any Material Subsidiary to, (i) provide any guarantee, loans or other financial assistance to any Person, other than to the Agent, the Borrower or a Material Subsidiary; and (ii) make any contributions of capital or any other forms of equity or partnership investment in any Person that is not the Borrower or a Material Subsidiary.

(m)	Material Investments. The Borrower will not, and will not permit any Material Subsidiary to, make material investments or enter into ventures of a material nature which are outside the scope of their normal course of business.

(n)	Transactions with Affiliates. The Borrower will not, and will not permit any Material Subsidiary to, except as specifically permitted hereunder, enter into any transaction, including the purchase, sale or exchange of any property or the rendering of any services, with any of its shareholders or with any Affiliate, or with any of its or their directors or officers, or enter into, assume or suffer to exist any employment, consulting or analogous agreement or arrangement with any such shareholder or Affiliate or with any of its directors or officers, except a transaction or agreement or arrangement which is in the ordinary course of business of the Borrower or a Material Subsidiary and which is upon fair and reasonable terms not less favourable to the Borrower or a Material Subsidiary than it would obtain in comparable arms-length transaction; provided that such restriction will not apply, subject to compliance with Section 10.1(w), to any transaction between the Borrower and a Material Subsidiary or between Material Subsidiaries.

(o)	Acquisitions. The Borrower will not, and will not permit any Material Subsidiary to, enter into any transaction involving the acquisition of any property, other than inventory in the ordinary course of the business of the Borrower or the Material Subsidiary, except with the prior written consent of the Lenders in their sole and unfettered discretion.
ARTICLE 11
EVENTS OF DEFAULT
11.1	Event of Default. Each of the following events will constitute an Event of Default:
(a)	Failure to Pay. If the Borrower makes default in the due and punctual payment of any principal amount owing under the Documents, as and when the same becomes due and payable, whether at maturity or otherwise; or if the Borrower makes default in the due and punctual payment of interest, fees or other non- principal amounts owing under the Documents, as when the same become due and payable, whether at maturity or otherwise and such default continues for a period of 2 Banking Days.

(b)	Incorrect Representations. If any representation or warranty made by the Borrower or a Material Subsidiary in any Document proves to have been incorrect when so made or deemed to have been repeated as herein provided and such default continues for a period of 30 days after notice thereof is given to the Borrower by the Agent.
(c)	Breach of Covenants. Except for an Event of Default set out in Section 11.1(a) or elsewhere in this Section 11.1, if the Borrower defaults in the performance or observance of any covenant, obligation or condition to be observed or performed by it pursuant to any of the Documents, and such default continues for a period of 30 days after notice thereof is given to the Borrower by the Agent.
(d)	Insolvency. If a judgment, decree or order of a court of competent jurisdiction is entered against the Borrower or any Material Subsidiary, (i) adjudging the Borrower or any Material Subsidiary bankrupt or insolvent, or in respect of the reorganization or winding-up of the Borrower or any Material Subsidiary under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code or any other bankruptcy, insolvency or analogous Law, or (ii) appointing a receiver, trustee, liquidator, or other Person with like powers, over all, or substantially all, of the property of the Borrower or any Material Subsidiary or (iii) ordering the involuntary winding up or liquidation of the affairs of the Borrower or any Material Subsidiary or (iv) if any receiver or other Person with like powers is appointed over all, or substantially all, of the property of the Borrower or any Material Subsidiary, unless, in any such case, such judgment, petition, order or appointment is stayed and of no effect against the rights of the Lenders within 30 days of its entry.
(e)	Winding-Up. If, (i) an order or a resolution is passed for the dissolution, winding-up, reorganization or liquidation of the Borrower or any Material Subsidiary, pursuant to applicable Law, including the Business Corporations Act (Alberta), or (ii) if the Borrower or any Material Subsidiary institutes proceedings to be adjudicated bankrupt or insolvent, or commences or consents to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code or any other bankruptcy, insolvency or analogous Law, or (iii) the Borrower or any Material Subsidiary consents to the filing of any petition under any such Law or to the appointment of a receiver, or other Person with like powers, over all, or substantially all, of the Borrower’s or any Material Subsidiary’s property, or (iv) the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors, or becomes unable to pay its debts generally as they become due, or (v) the

Borrower or any Material Subsidiary takes or consents to any action in furtherance of any of the aforesaid purposes.

(f)	Other Indebtedness. The Borrower or any Material Subsidiary fails to make any payment of principal or interest in regard to any Indebtedness whatsoever owed by it after the expiry of any applicable grace period and demand therefor, to any Person, other than the Agent and any Lender under the Documents, where the outstanding principal amount of such Indebtedness, in the aggregate, is more than Cdn. $200,000.
(g)	Other Defaults. The Borrower or any Material Subsidiary defaults in the observance or performance of any non-monetary obligation, covenant or condition to be observed or performed by it pursuant to any agreement to which it is a party or by which any of its property is bound, where such default could reasonably be expected to have a Material Adverse Effect and such default continues for a period of 30 days after notice thereof is given to the Borrower by the Agent.
(h)	Adverse Proceedings. The occurrence of any action, suit or proceeding against or affecting the Borrower or any Material Subsidiary before any court or before any Administrative Body which, if successful, could reasonably be expected to have a Material Adverse Effect, unless the action, suit, or proceedings will be contested diligently and in good faith and, in circumstances where a lower court or tribunal has rendered a decision adverse to the Borrower or any Material Subsidiary, the Borrower or such Material Subsidiary is appealing such decision, and has provided a reserve in respect thereof, adequate in the opinion of the Lenders.
(i)	Judgment. A judgment or order is obtained against the Borrower or any Material Subsidiary for an amount in excess of Cdn. $500,000 in the aggregate which remains unsatisfied and undischarged for a period of 30 days during which such judgment shall not be on appeal or execution thereof shall not be effectively stayed.
(j)	Material Lien. The property of the Borrower or any Material Subsidiary having a fair market value in excess of Cdn. $500,000 in the aggregate shall be seized (including by way of execution, attachment, garnishment or distraint) or any Lien thereon shall be enforced, or such property shall become subject to any charging order or equitable execution of a court, or any writ of enforcement, writ of execution or distress warrant with respect to obligations in excess of Cdn. $500,000 shall exist in respect of the Borrower, any Material Subsidiary, or such property, or any sheriff; civil enforcement agent or other Person shall become lawfully entitled to seize or distrain upon any such property under the Civil Enforcement Act (Alberta), the Workers’ Compensation Act (Alberta), the Personal Property Security Act (Alberta), the Uniform Commercial Code or any other applicable Laws of any jurisdiction whereunder similar remedies are provided, and in any case such seizure, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, shall continue in effect and not released or discharged for more than 30 days.

(k)	Hedging Agreements. The occurrence of an event of default under any Hedging Agreement to which the Borrower or a Material Subsidiary is a party, after the expiry of any applicable grace period thereunder, except where such event of default, in the opinion of the Borrower and the Lenders, is in the best interest of the Borrower or the applicable Material Subsidiary.
(l)	Cessation of Business. The Borrower or any Material Subsidiary ceases or proposes to cease carrying on business, or a substantial part thereof, or makes or threatens to make a bulk sale of its property.
(m)	Enforceability of Documents. If any material provision of any Document shall at any time cease to be in full force and effect, be declared to be void or voidable or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by the Borrower or any Material Subsidiary or if any Lien constituted pursuant to the Security ceases to have the priority contemplated in the Documents.
(n)	Qualified Auditor Report. If the audited financial statements that are required to be delivered to the Agent pursuant to Section 10.1(j) are not unqualified by the auditor of the Borrower, unless such qualifications could not, in the opinion of the Lenders, reasonably be expected to have a Material Adverse Effect.
(o)	Change of Control. If a Change of Control occurs and the Lenders have not consented, in their sole discretion.
(p)	Borrowing Base Shortfall. If at any time there exists a Borrowing Base Shortfall and such Borrowing Base Shortfall is not remedied pursuant to Section 2.5.
(q)	Material Adverse Effect. If any event shall occur which has a Material Adverse Effect.
(r)	Failure to Secure Takeout Financing. If the Borrower fails to provide the Agent by August 8, 2008 with (i) a final inventory appraisal report prepared by Great American Group (“GAG”), and (ii) a copy of a firm commitment letter for the provision of a takeout financing of the Borrower in an amount no less than all of the current obligations owing hereunder to be drawn down on or before October 17, 2008, or if at any time the Borrower becomes aware that such commitment letter will not be obtained by August 8, 2008 or such takeout financing will not be available to be drawn down on or before October 17, 2008.
(s)	Failure to Obtain Marine Corps Contract. If the Borrower fails to provide the Agent by August 8, 2008 with a copy of an executed copy of the Marine Corps Contract, or if at any time the Borrower becomes aware that such Marine Corps Contract will not be obtained by August 8, 2008.

11.2	Remedies. Upon the occurrence of an Event of Default which has not been waived, the Agent (on the direction of the Lenders) may forthwith terminate any further obligation to make Advances and declare all Indebtedness owing under the Credit Facilities together with unpaid accrued interest thereon and any other amounts owing under the Documents, contingent or otherwise, to be immediately due and payable, whereupon the Borrower will be obligated without any further grace period to forthwith pay such amounts and the Agent and the Lenders may exercise any and all rights, remedies, powers and privileges afforded by applicable Law or under any and all other instruments, documents and agreements made to assure payment and performance of the obligations of the Borrower under the Documents.
11.3	Waivers. An Event of Default may only be waived in writing by all of the Lenders.
ARTICLE 12
CONFIDENTIALITY
12.1	Non-Disclosure. All information other than information that is required by Law to be disclosed by the Party receiving the information to any Administrative Body, will be held by the Parties in the strictest confidence and will not be disclosed to any Person, except as provided in Sections 12.2 and 12.3.
12.2	Exceptions. Section 12.1 does not apply to information:
(a)	of a Party where that Party consents in writing to its disclosure;

(b)	which becomes part of the public domain;

(c)	received from a third party without restriction on further disclosure and without breach of Section 12.1;

(d)	developed independently without breach of Section 12.1; or

(e)	to the extent required to be disclosed by order or direction of a court or Administrative Body of competent jurisdiction or in order to enforce the rights of the Agent or the Lenders under any of the Documents.
12.3	Permitted Disclosures by the Agent or the Lenders. Information received by the Agent or a Lender may be disclosed to the Agent or any other Lender, including any financial institution which desires to become a Lender hereunder and to their respective employees, auditors, accountants, legal counsel, geologists, engineers and other consultants and financial advisors retained by the Agent, such Lender or such financial institution on a need to know basis.
12.4	Survival. The obligations of the Parties under this Article 12 will survive the termination of this Agreement.

ARTICLE 13
ASSIGNMENT
13.1	Assignment of Interests. This Agreement and the rights and obligations hereunder will not be assignable, in whole or in part, by the Borrower without the prior written consent of all of the Lenders, such consent not to be unreasonably withheld.
13.2	Assignment by the Lenders. Each Lender will have the right to sell or assign in minimum portions of Cdn. $2,000,000 (with such Lender, where such sale or assignment is not of all of such Lender’s Individual Revolving Loan Commitment Amount retaining an Individual Revolving Loan Commitment Amount of at least Cdn. $2,000,000 such Lender’s Individual Revolving Loan Commitment Amount to one or more Domestic Lenders acceptable to the Borrower and the Agent provided that at and after the time of the assignment, the Borrower will not be under any obligation to pay by way of withholding tax or otherwise any greater amount than it would have been obliged to pay if the Lender had not made an assignment. An assignment fee of $3,500 for each such assignment (other than to an Affiliate of a Lender) will be payable to the Agent by the assigning Lender. In the event of such sale or assignment, the Borrower, the Agent and the other Lenders will execute and deliver all such agreements, documents and instruments as the Agent or Lender may reasonably request to effect and recognize such sale or assignment, including an Instrument of Adhesion. Notwithstanding the foregoing, no consent of the Borrower or the Agent will be required if an assignment occurs during a Default or Event of Default which is continuing.
13.3	Effect of Assignment. To the extent that any Lender sells or assigns any portion of its Individual Revolving Loan Commitment Amount pursuant to Section 13.2 and such new Lender or new Lenders, as the case may be, has executed and delivered to the Borrower and the Agent an Instrument of Adhesion, such Lender will be relieved and forever discharged of any and all of its covenants and obligations under the Documents, except for those set forth in Article 12, in respect of that portion of its Individual Revolving Loan Commitment Amount so sold or assigned from and after the date of such Instrument of Adhesion and the Borrower’s recourse under the Documents in respect of such portion so sold or assigned from and after the date of the Instrument of Adhesion will be to such new Lender or new Lenders only, as the case may be, and their successors and permitted assigns.
13.4	Participations. Any Lender may at any time sell to one or more financial institutions or other Persons (each of such financial institutions and other Persons being herein called a “Participant”) participating interests in any of the Advances, commitments, or other interests of such Lender hereunder, provided, however, that:
(a)	no participation contemplated in this Section 13.4 will relieve such Lender from its commitments or its other obligations hereunder or under any other Document;
(b)	such Lender will remain solely responsible for the performance of its commitments and such other obligations as if such participation had not taken place;

(c)	the Agent will continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Documents;
(d)	no Participant will have any rights (through a right of consent or approval or otherwise) to require such Lender to take or refrain from taking any action hereunder or under any other Document; and
(e)	the Borrower will not be required to pay any amount hereunder that is greater than the amount which it would have been required to pay had no participating interest been sold.
ARTICLE 14
ADMINISTRATION OF THE CREDIT FACILITY
14.1	Authorization and Action.
(a)	Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Agent to be its agent in its name and on its behalf and to exercise such rights or powers granted to the Agent or the Lenders under the Documents to the extent specifically provided therein and on the terms thereof, together with such powers and authority as are reasonably incidental thereto. As to any matters not expressly provided for by the Documents, the Agent will not be required to exercise any discretion or take any action, but will be required to act or to refrain from acting (and will be fully indemnified and protected by the Lenders to the greatest extent permitted by Law in so acting or refraining from acting) upon the instructions of the Lenders, and such instructions will be binding upon all Lenders, provided however that the Agent will not be required to take any action which, in the opinion of the Agent, might expose the Agent to liability in such capacity, which could result in the Agent incurring any costs and expenses, or which is contrary to the spirit and intent of this Agreement.
(b)	Lenders’ Determination. Where the provisions of this Agreement provide that any waiver of or any amendment to any provision of the Documents may be made or any action, consent or other determination in connection with the Documents may be taken or given, with the consent or agreement of the Lenders, then any such waiver, amendment, action, consent or determination so made, so taken or so given with the consent or agreement of the Lenders will be binding on all of the Lenders and all of the Lenders will cooperate in all ways necessary or desirable to implement and effect such waiver, amendment, action, consent or determination.
(c)	Deemed Non-Consent. If the Agent delivers a notice to a Lender requesting advice from such Lender as to whether it consents or objects to any matter in connection with the Documents, then, except as otherwise expressly provided herein, if such Lender does not deliver to the Agent its written consent or objection to such matter within 7 Banking Days of the delivery of such notice by the Agent to such Lender, such Lender will be deemed not to have consented thereto upon the expiry of such 7 Banking Day period.
14.2	Procedure for Making Advances.
(a)	Pro Rata Advances. All Advances under the Credit Facilities made by the Lenders will be made in accordance with each Participating Lender’s Rateable Portion of such Advance.
(b)	Instructions from Borrower. The Lenders, through the Agent, will make Advances under the Credit Facilities available to the Borrower as required hereunder by debiting the account of the Agent to which each Lender’s Rateable Portion of such Advances have been credited in accordance with Section 4.5 (or causing such account to be debited) and, in the absence of other arrangements agreed to by the Agent and the Borrower in writing, by transferring (or causing to be transferred) like funds in accordance with the instructions of the Borrower as set forth in the Notice of Borrowing in respect of each Advance under the Credit Facilities, provided that the obligation of the Agent hereunder will be limited to taking such steps as are in keeping with its normal banking practice and which are commercially reasonable in the circumstances to implement such instructions, and the Agent will not be liable for any damages, claims or costs which may be suffered by the Borrower or any of the Lenders and occasioned by the failure of such funds to reach their designated destination, unless such failure is due to the gross negligence or willful misconduct of the Agent.
(c)	Assumption Respecting Availability. Unless the Agent has been notified by a Lender within 1 Banking Day prior to an anticipated Advance under the Credit Facilities that such Lender will not make available to the Agent its Rateable Portion of such Advance, the Agent may assume, without any enquiry required on its part, that such Lender has made or will make such portion of the Advance available to the Agent on the date such Advance is to take place, in accordance with the provisions hereof and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender will not have so made its Rateable Portion of an Advance under the Credit Facilities available to the Agent, such Lender agrees to pay to the Agent, forthwith on demand, such Lender’s Rateable Portion of the Advance and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon (at the rate payable thereunder by the Borrower in respect of such Advance) for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Agent, provided however, that if such Lender fails to so pay, the Borrower covenants and agrees that without prejudice to any rights the Borrower may have against such Lender, it will repay the amount of such Lender’s Rateable Portion of the Advance (without duplication) to the Agent for the account of the Agent after receipt of the certificate referred to below and forthwith after demand therefor by the Agent. The amount payable to the Agent pursuant hereto will be as set forth in a certificate delivered by the Agent to such non-paying Lender and the

Borrower (which certificate will contain reasonable details of how the amount payable is calculated) and will be conclusive and binding, for all purposes, in the absence of manifest error. If such Lender makes the payment to the Agent as required herein, the amount so paid will constitute such Lender’s Rateable Portion of the Advance under the Credit Facilities for purposes of this Agreement. The failure of any Lender to make its Rateable Portion of the Advance will not relieve any other Lender of its obligation, if any, hereunder to make its Rateable Portion of the Advance on the date that such Advance is to take place, but no Lender will be responsible for the failure of any other Lender to provide its Rateable Portion of any Advance under the Credit Facilities.
14.3	Remittance of Payments. Forthwith after receipt of any payment by the Borrower hereunder, the Agent, if and to the extent a Lender is entitled thereto, will remit to such Lender its Rateable Portion of such payment, provided that, if the Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits to a Lender its Rateable Portion of such payment and the Borrower fails to make such payment, each such Lender agrees to repay to the Agent forthwith on demand such Lender’s Rateable Portion of any such payment, together with all reasonable costs and expenses incurred by the Agent in connection therewith and interest thereon at the rate and calculated in the manner customarily applicable to interbank payments for each day from the date such amount is remitted to such Lender. The exact amount of the repayment required to be made by a Lender pursuant hereto will be set forth in a certificate delivered by the Agent to such Lender, which certificate will be conclusive and binding for all purposes in the absence of manifest error.
14.4	Redistribution of Payment. Each Lender agrees that:
(a)	If it exercises any right of counter-claim, set off, bankers’ lien or similar right with respect to any property of the Borrower or if under applicable Law it receives a secured claim, the security for which is a debt owed by it to the Borrower, it will apportion the amount thereof proportionately between:
(i)	amounts outstanding at such time owed by the Borrower to such Lender under this Agreement, which amounts will be applied in accordance with this Section 14.4; and
(ii)	amounts otherwise owed to it by the Borrower.
(b)	If it receives, through the exercise of a right or the receipt of a secured claim described in Section 14.4(a) or otherwise, payment of a proportion of the aggregate amount of principal, interest and fees due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due in respect of the Credit Facilities (having regard to the respective proportionate amounts advanced as Advances by each of the Lenders), the Lender receiving such proportionately greater payment will purchase a participation (which will be deemed to have been done simultaneously with receipt of such payment) in that portion of the

Revolving Loan of the other Lenders so that their respective receipts will be pro rata to their respective Rateable Portions, provided however that, if all or part of such proportionately greater payment received by such purchasing Lender will be recovered, such purchase will be rescinded and the purchase price for such participation will be returned to the extent of such recovery, but without interest. Such Lender will exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 14.4 to share in the benefits of any recovery on such secured claims.

(c)	If it does any act or thing permitted by Sections 14.4(a) or (b), it will promptly provide full particulars thereof to the Agent.
(d)	Except as permitted under Sections 14.4(a) or (b), no Lender will be entitled to exercise any right of counter-claim, set off, bankers’ lien or similar right without the prior written consent of the other Lenders.
14.5	Duties and Obligations. The Agent or any of its directors, officers, agents or employees (and, for purposes hereof, the Agent will be deemed to be contracting as agent for and on behalf of such Persons) will not be liable to any Lender for any action taken or omitted to be taken by it under or in connection with the Documents, except for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent:
(a)	may assume that there has been no assignment or transfer by the Lenders of their rights under the Documents, unless and until the Agent receives a duly executed Instrument of Adhesion from such Lender;
(b)	may consult with counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and will not be liable for any action taken or omitted to be taken in good faith by it in accordance with or reliance upon the advice of such counsel, accountants or experts;
(c)	will incur no liability under or in respect of the Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the apparently proper Person or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder;
(d)	may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary; and
(e)	may rely, as to any matter of fact which might reasonably be expected to be within the knowledge of any Person, upon a certificate signed by or on behalf of such Person.
Further, the Agent (i) does not make any warranty or representation to any Lender nor will it be responsible to any Lender for the accuracy or completeness of the data made available to any of the Lenders in connection with the Credit Facilities or for any statements, warranties or representations (whether written or oral) made in connection with the Credit Facilities, (ii) will not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of the Documents on the part of the Borrower or to inspect the property (including books and records) of the Borrower, and (iii) will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Documents or any other instrument or document furnished pursuant hereto or thereto.

14.6	Prompt Notice to the Lenders. Notwithstanding any other provision herein, the Agent agrees to provide to the Lenders, with copies where appropriate, all information, notices and reports required to be given to the Agent by the Borrower hereunder, promptly upon receipt of same, excepting therefrom information and notices relating solely to the role of the Agent hereunder.
14.7	Agent and Agent Authority. With respect to its Rateable Portion of the Revolving Loan Commitment Amount and the Advances made by it as a Lender under the Credit Facilities, as applicable, the Agent will have the same rights and powers under the Documents as any other Lender and may exercise the same as though it were not the Agent. The Agent may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, its Subsidiaries, their respective shareholders or any Person owned or controlled by any of them and any Person which may do business with any of them, all as if the Agent was not serving as Agent, and without any duty or obligation to account therefor to the Lenders.
14.8	Lenders’ Credit Decisions. It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Material Subsidiaries. Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent (a) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other Person under or in connection with the Credit Facilities (whether or not such information has been or is hereafter distributed to such Lender by the Agent) or (b) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any of its Material Subsidiaries. Each Lender acknowledges that copies of the Documents have been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of the Documents. A Lender will not make any independent arrangement with the Borrower for the satisfaction of any Indebtedness owing to it under the Documents without the written consent of the other Lenders.
14.9	Indemnification. The Lenders hereby agree to indemnify the Agent and its directors, officers, agents and employees (to the extent not reimbursed by the Borrower) in accordance with their respective Rateable Portions, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or its directors, officers, agents and employees in any way relating to or arising out of the Documents or any action taken or omitted by the Agent under or in respect of the Documents in its capacity as Agent, provided that no Lender will be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Rateable Portion of any reasonable out-of-pocket expenses (including legal fees, on a solicitor and his own client basis) incurred by the Agent in connection with the preservation of any right of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower. This indemnity will survive the termination of the other provisions of this Agreement as a separate and continuing covenant of the Lenders.

14.10	Successor Agent. The Agent may, as hereinafter provided, resign at any time by giving 30 days’ notice (the “Resignation Notice”) thereof to the Lenders and the Borrower. The remaining Lenders will forthwith upon receipt of the Resignation Notice unanimously appoint a successor administrative agent (the “Successor Agent”) to assume the duties hereunder of the resigning Agent. Upon the acceptance of any appointment as administrative agent hereunder by a Successor Agent, such Successor Agent will thereupon succeed to and become vested with all the rights, powers, privileges and duties as administrative agent under the Documents of the resigning Agent. Upon such acceptance, the resigning Agent will be discharged from its further duties and obligations as agent under the Documents, but any such resignation will not affect such resigning Agent’s obligations hereunder as a Lender, including for its Rateable Portion of the Revolving Loan Commitment Amount. After the resignation of the Agent as administrative agent hereunder, the provisions of this Article 14 will continue to enure to its benefit as to any actions taken or omitted to be taken by it while it was the administrative agent of the Lenders hereunder. Notwithstanding the foregoing, if the remaining Lenders fail to appoint a Successor Agent within 30 days of receipt of the Resignation Notice, the resigning Agent may and with the approval of the Borrower prior to an Event of Default, such approval not to be unreasonably withheld, appoint a Successor Agent from among the Lenders.
14.11	Taking and Enforcement of Remedies. Except as otherwise provided herein, each Lender hereby acknowledges that, to the extent permitted by applicable Law, rights and remedies provided under the Documents to the Lenders are for the benefit of the Lenders collectively and not severally and further acknowledges that its rights and remedies thereunder are to be exercised not severally but collectively through the Agent upon the decision of the Lenders (with the required unanimity as herein provided), regardless of whether acceleration of Indebtedness hereunder was made, and accordingly, notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it will not be entitled to take any action with respect to the Credit Facilities, including any acceleration of Indebtedness thereunder, but that any such action will be taken only by the Agent with the prior written direction of the Lenders (with the required unanimity as herein provided). Notwithstanding the foregoing, in the absence of written instructions from the Lenders, and where in the sole opinion of the

Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the circumstances. Each of the Lenders hereby covenants and agrees that it has not heretofore and will not seek, take, accept or receive any security for any of the Indebtedness of the Borrower under the Documents and will not enter into any agreement with any of the Parties relating in any manner whatsoever to the Credit Facilities, unless all of the Lenders will at the same time obtain the benefit of any such security or agreement, as the case may be.

14.12	Reliance Upon Agent. The Borrower will be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent pursuant to the Documents, and the Borrower will be entitled to deal with the Agent with respect to matters under the Documents which the Agent is authorized hereunder to deal with, without any obligation whatsoever to satisfy itself as to the authority of the Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to them by the Agent, notwithstanding any lack of authority of the Agent to provide the same.
14.13	Agent May Perform Covenants. If the Borrower fails to perform any covenant on its part herein contained, the Agent may give notice to the Borrower of such failure and if, within 30 days of such notice (or after the expiry of such other time or cure period as may be required in this Agreement), such covenant remains unperformed, the Agent on behalf of the Lenders may, in its sole discretion but need not, perform any such covenant capable of being performed by it and, if the covenant requires the payment or expenditure of money, the Agent may make such payment or expenditure and all sums so expended will be forthwith payable by the Borrower to the Agent on behalf of the Lenders and will bear interest at the Canadian Prime Rate plus 2%.
14.14	No Liability of Agent. The Agent, in its capacity as agent of the Lenders under the Documents, will have no responsibility or liability to the Borrower or the Lenders on account of the failure of any Lender to perform its obligations hereunder, or to any Lender on account of the failure of the Borrower to perform its obligations under the Documents.
14.15 Nature of Obligations under this Agreement.
(a)	Obligations Separate. The obligations of each Lender and the Agent under this Agreement are separate. The failure of any Lender to carry out its obligations hereunder will not relieve the other Lenders, the Agent or the Borrower of any of their respective obligations hereunder.
(b)	No Liability for Failure by other Lenders. Neither the Agent nor any Lender will be liable or otherwise responsible for the obligations of any other Lender hereunder.
14.16	Unanimity.

(a)	Unanimity. Notwithstanding anything herein to the contrary and without limiting in any way the context of any provision in this Agreement requiring the consent, approval or action of all Lenders, the following matters will require the approval, consent or agreement, as the context requires, of all Lenders:
(i)	the reduction or forgiveness of any Indebtedness payable by the Borrower to the Lenders or the Agent under the Documents (which for certainty does not include prepayments made in accordance with Section 2.4);
(ii)	the postponement of any maturity date of any Indebtedness of the Borrower to the Lenders or the Agent under the Documents;
(iii)	the release or discharge of, or any material amendment to, the Security, or any part thereof, unless otherwise expressly permitted or provided for in this Agreement;
(iv)	any change in the nature of Advances permitted under this Agreement or any change to Sections 2.2, 2.3, 2.6, 2.7, 2.8, 2.9(a), 5.1, 6.2, and 9.2;
(v)	any amendment to this Section 14.16 and Section 12.2; and
(vi)	any change to the definitions of “Majority Lenders”.
(b)	Majority Consent. Subject to Section 14.16(a), and the next sentence of this Section 14.16(b), any waiver of or any amendment to any provision of the Documents and any action, consent or other determination in connection with the Documents will bind all of the Lenders if such waiver, amendment, action, consent or other determination is agreed to in writing by the Majority Lenders. In any of the Documents, unless an action to be taken by the Lenders is specifically stated to be taken by the Majority Lenders, such action will be deemed to be taken by all Lenders.
(c)	Lender’s Commitment. The Individual Revolving Loan Commitment Amount of a Lender can only be changed with the consent of such Lender.
ARTICLE 15
MISCELLANEOUS
15.1	Notices. Unless otherwise provided in the Documents, any notice, consent, determination, demand or other communication required or permitted to be given or made thereunder, will be in writing and will be sufficiently given or made if:
(a)	left at the relevant address set forth below; or
(b)	telecopied or sent by other means of recorded electronic communication; and

if to the Agent, addressed to the Agent at:
Canadian Imperial Bank of Commerce
199 Bay Street
Commerce Court West, 6th Floor
Toronto, ON M5L 1A2
Facsimile:       (416) 214-8749
Attention:       General Manager, Special Loans
if to CIBC, as Lender, addressed to:
Canadian Imperial Bank of Commerce
199 Bay Street
Commerce Court West, 6th Floor
Toronto, ON M5L 1A2
Facsimile:       (416) 214-8749
Attention:       General Manager, Special Loans
if to the Borrower or to any Material Subsidiary, addressed to the Borrower at:
Protective Products of America, Inc.
1649 Northwest 136th Avenue
Sunrise, Florida
USA 33323
Facsimile:       (954) 846-8306
Attention:       Chief Executive Officer
(c)	The Parties each covenant to accept service of judicial proceedings arising under the Documents at its respective address set forth herein.
(d)	Any notice or other communication given or made in accordance with this Section 15.1 will be deemed to have been received on the day of delivery if delivered as aforesaid or on the day of receipt of same by telecopy or other recorded means of electronic communication, as the case may be, provided such day is a Banking Day and that such notice is received prior to 12:00 noon local time and, if such day is not a Banking Day or if notice is received after 12:00 noon local time, on the first Banking Day thereafter.

(e)	Each Party may change its address and facsimile number for purposes of this Section 15.1 by notice given in the manner provided in this Section 15.1 to the other Parties.
(f)	Any notice given under any of the Documents to the Agent will be deemed to also be given to and received by the Agent in its capacity as Lender.
15.2	Telephone Instructions. Any verbal instructions given by the Borrower in relation to this Agreement will be at the risk of the Borrower and neither the Agent nor the Lenders will have any liability for any error or omission in such verbal instructions or in the interpretation or execution thereof by the Agent or a Lender, as the case may be, provided that the Agent or Lender, as the case may be, acted without gross negligence in the circumstances. The Agent will notify the Borrower of any conflict or inconsistency between any written confirmation of such verbal instructions received from the Borrower and the said verbal advice as soon as practicable after the conflict or inconsistency becomes apparent to the Agent.
15.3	No Partnership, Joint Venture or Agency. Except as expressly provided for herein, the Parties agree that nothing contained in this Agreement nor the conduct of any Party will in any manner whatsoever constitute or be intended to constitute any Party as the agent or representative or fiduciary of any other Party nor constitute or be intended to constitute a partnership or joint venture among the Parties or any of them, but rather each Party will be separately responsible, liable and accountable for its own obligations under the Documents, or any conduct arising therefrom and for all claims, demands, actions and causes of action arising therefrom. The Parties agree that no Party will have the authority or represent that it has, or hold itself out as having, the authority to act for or assume any obligation or responsibility on behalf of any other Party, save and except as may be expressly provided for in this Agreement.
15.4	Judgment Currency.
(a)	Deficiency. If, for the purposes of obtaining judgment in any court or any other related purpose hereunder, it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applicable will be the daily noon day rate quoted by the Bank of Canada on the relevant date to purchase in Calgary, Alberta the Original Currency with the Second Currency and includes any premium and costs of exchange payable by the purchaser in connection with such purchase. Each Party (the “First Party”) agrees that its obligation in respect of any Original Currency due from it to the another Party hereunder will, notwithstanding any judgment or payment in the Second Currency, be discharged only to the extent that on the Banking Day following the receipt of any sum so paid in the Second Currency, the other Parties may, in accordance with normal banking procedures, purchase in the Calgary, Alberta foreign exchange market the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased is less than the amount originally due in the Original Currency, the First Party agrees that the deficiency will be a separate and continuing obligation of it, independent from its obligations under this Agreement, and will constitute in favour of the other Parties a cause of action which will continue in full force and effect notwithstanding any such judgment, or order to the contrary, and the First Party agrees, notwithstanding any such payment or judgment, to indemnify the other Parties against any such loss or deficiency. The Borrower acknowledges and agrees that any Indebtedness it may incur or suffer under this Section 15.4(a) will be secured by the Security unless earlier discharged as provided herein.

(b)	Excess. The Lenders through the Agent will pay to the Borrower the amount, if any, after netting out all amounts due by the Borrower under Section 15.4(a), which the Lenders may realize in excess of what is owed to them by virtue of the conversion of the Original Currency into the Second Currency.
15.5	General Indemnity. In addition to any liability of the Borrower to the Lenders under any other provision hereof, the Borrower will and does hereby indemnify each Indemnified Party and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities (including reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client full indemnity basis) incurred by the same as a result of or in connection with: (a) any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by any Lender to fund or maintain any Advance as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder; (b) the Borrower’s failure to pay any other amount, including any interest or fees, due hereunder on its due date after the expiration of any applicable grace or notice periods; (c) the Borrower’s failure to give any notice required to be given by it to the Lender hereunder; (g) the failure of a Borrower to make any other payment due hereunder or under any of the other Documents; (h) any inaccuracy of the Borrower’s or any Material Subsidiary’s representations and warranties contained in any Document; (i) any failure of the Borrower or any Material Subsidiary to observe or fulfil its covenants in any Document; or (j) any cost or expense incurred in relation to any transaction, including the Acquisition, to be financed in whole or in part with the proceeds of the Credit Facilities; (k) the occurrence of any Default or Event of Default; provided that this Section 15.5 will not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or willful misconduct of the Indemnified Party claiming indemnity hereunder. The provisions of this Section 15.5 shall survive repayment of the Indebtedness of the Borrower under the Documents.
15.6	Further Assurances. The Borrower will, from time to time forthwith at the Agent’s request and at the Borrower’s own cost and expense (to the extent reasonable), do, make, execute and deliver, or cause to be done, made, executed and delivered, all such further documents, financing statements, financing change statements, assignments, acts, matters and things which may be reasonably required by the Agent with respect to the Credit Facilities, the Security or any part thereof and to give effect to any provision of the Documents.

15.7	Waiver of Law. To the extent legally permitted, the Borrower hereby irrevocably and absolutely waives the provisions of any applicable Law which may be inconsistent at any time with, or which may delay or limit in any way, the enforcement of the Documents in accordance with their terms.
15.8	Attornment and Waiver of Jury Trial. The Parties hereto do hereby irrevocably:
(a)	submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta for all matters arising out of or relating to the Documents or any of the transactions contemplated thereby; and
(b)	to the extent legally permitted, waive any right they may have to, or to apply for, trial by jury in connection with any matter, action, proceeding, claim or counterclaim arising out of or relating to the Documents or any of the transactions contemplated thereby.
15.9	Interest on Payments in Arrears.
(a)	Except as otherwise provided in this Agreement, interest will be paid by the Parties as follows:
(i)	on amounts for which any Party has actually incurred an out-of-pocket expense and for which another Party has an obligation under the Documents to reimburse such amounts to the Party incurring the expenses, interest will be payable on such amount at the Canadian Prime Rate plus 2% from and including the day on which the amount was incurred to but excluding the day on which the amount is reimbursed if, commencing on the date which is 3 Banking Days following a demand for payment of the amount in accordance with the terms of the Documents, such expense has not been paid; and
(ii)	on amounts payable by one Party to another Party under the Documents where such payment is in default but the non-payment of such amount has not required an actual out-of-pocket expense by the Party to whom such payment is due, at the Canadian Prime Rate plus 2% from and including the day on which the payment was due to, but excluding the day on which the payment is made whether before or after judgment, but if such payment is a reimbursement by the Lenders to the Borrower for overpayment by it to the Lenders or is in respect of an inadvertent underpayment by the Agent, the Lenders or the Borrower to another Party (based on information provided by such other Party), such interest will only be calculated from the date which is 3 Banking Days following a demand for payment by the Party entitled to it.
(b)	All interest referred to in this Section 15.9 will be simple interest calculated daily on the basis of a 365 or 366 day year, as applicable. For the purposes of the Interest Act (Canada), the annual rates of interest to which such rates are equivalent are the rates so determined multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by 365 or 366, as applicable.
15.10	Payments Due on Banking Day. Whenever any payment hereunder will be due on a day other than a Banking Day such payment will be made on the next succeeding Banking Day and such extension of time will in such case be included in the computation of payment of interest thereunder.
15.11	Application of Proceeds. Except as otherwise agreed to by all of the Lenders in their sole discretion and as otherwise expressly provided hereunder, all payments made by or on behalf of the Borrower under the Documents, after acceleration pursuant to Section 11.2, will be applied by the Agent in the following order:
(a)	in payment of any amounts due and payable by way of recoverable expenses;
(b)	in payment of any amounts payable by way of any fees;
(c)	in payment of any amounts due and payable as and by way of interest, including any interest on overdue amounts;
(d)	in payment of the Aggregate Principal Amount; and
(e)	in payment of all other Indebtedness of the Borrower or a Material Subsidiary under the Documents.
15.12	Whole Agreement. This Agreement and the other Documents constitute the entire agreement between the Agent and the Lenders on one hand and the Borrower on the other hand, and cancels and supersedes any other agreements, undertakings, declarations, representations and warranties, written or verbal among all such Parties in respect of the subject matter of this Agreement.
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15.13	Counterparts. The Documents may be executed in any number of counterparts (including by facsimile or other electronic transmission) and by different Parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same instrument.
THIS AGREEMENT has been executed effective the date first written.
PROTECTIVE PRODUCTS OF AMERICA, INC. as Borrower

By:	/s/ Stephen Giordanella
Name:	Stephen Giordanella
Title:	Chief Executive Officer

By:	/s/ Jason Williams
Name:	Jason Williams
Title:	Chief Financial Officer
CANADIAN IMPERIAL BANK OF
COMMERCE, as Agent and Lender

By:	/s/ J.S. McMurray
Authorized Officer J.S. McMurray General Manager

By:	/s/ Doug Brown
Authorized Officer Doug Brown General Manager

SCHEDULE A
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
DEFINITIONS
“Accommodation” means an accommodation referred to in Section 2.7.
“Additional Compensation” will have the meaning attributed to it in Section 7.1(a).
“Administrative Body” means any domestic or foreign, national, federal, provincial, state, municipal or other local government or regulatory body and any division, agency, ministry, commission, board or authority or any quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing, and any domestic, foreign or international judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel acting under the authority of any of the foregoing.
“Advance” means, with respect to a Drawdown in respect of Accommodations, the disbursement or credit of funds to, or to the credit of, the Borrower
“Affiliate” means, in relation to any corporation (the “first corporation”), another corporation (i) which is a Subsidiary of the first corporation, (ii) of which the first corporation is a Subsidiary or (iii) which is a Subsidiary of a corporation of which the first corporation is also a Subsidiary.
“After-Acquired Property” has the meaning attributed to it in Section 3.5.
“Agent” means initially CIBC or any successor to CIBC appointed as administrative agent pursuant to Section 14.10.
“Aggregate Principal Amount” means, the aggregate of the Principal Amount outstanding from time to time under the Revolving Loan.
“Agreement” or “this Agreement” means the agreement in writing dated the date hereof between the Borrower, the Lenders and the Agent entitled “ Amended and Restated Credit Agreement” inclusive of all Schedules, including this Schedule A, as amended, confirmed, replaced or restated from time to time and “hereto”, “hereof”, “herein”, “hereby” and “hereunder”, and similar expressions mean and refer to the Agreement and, unless the context otherwise requires, not to any particular Article, Section, paragraph or other subdivision thereof.
“Banking Day” means any day, other than a Saturday or Sunday, on which Canadian chartered banks are open for domestic and foreign exchange business in Calgary, Alberta and Toronto, Ontario and, for transactions involving U.S. Dollars, New York, New York as well.
“Bankruptcy and Insolvency Act (Canada)” means the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, including the regulations made and, from time to time, in force under that Act.

“Basis Point” or “bps” means one one-hundredth of 1%.
“Borrower” means Protective Products of America, Inc. and its successors and permitted assigns.
“Borrower’s Account” means one or more current accounts maintained by the Borrower at a branch of the Agent or such other account as may be agreed to by the Agent and the Borrower.
“Borrowing Base” means the amount determined or redetermined by the Lenders in their sole and unfettered discretion from time to time, provided that unless the Agent provides notice to the Borrower to the contrary (which notice will indicate the other Borrowing Base), the Borrowing Base will be the amount calculated on the then current Borrowing Base Certificate.
“Borrowing Base Certificate” means the certificate of the Borrower substantially in the form of Schedule M with the blanks completed.
“Borrowing Base Shortfall” means at any time, that amount, if any, by which the Canadian Dollar Exchange Equivalent of the Aggregate Principal Amount under the Revolving Loan, exceeds the Borrowing Base.
“Business Corporations Act (Alberta)” means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended from time to time, including the regulations made, from time to time, under that Act.
“Canadian Dollars” or “Canadian $” or “Cdn. $” or “$” each means such currency of Canada which, as at the time of payment or determination, is legal tender in Canada for the payment of public or private debts.
“Canadian Prime Rate” means the variable rate of interest quoted by the Agent from time to time as the reference rate of interest which it employs to determine the interest rate it will charge for demand loans in Canadian Dollars to its customers in Canada and which it designates as its prime rate, provided that if such rate of interest is less than the then applicable rate quoted by the Agent for its 1 month Canadian Dollar bankers’ acceptances plus 100 Basis Points per annum (the “Floor Rate”), then the Canadian Prime Rate will equal the Floor Rate.
“Canadian Prime Rate Loan” means an Advance in Canadian Dollars which bears interest at a rate based on the Canadian Prime Rate.
“Capital Expenditures” means for any particular period, those expenditures of the Borrower and its subsidiaries made in connection with the purchase, lease, licence, acquisition, erection, development, improvement or construction of property of or by such Person (including any such property acquired pursuant to a capitalized lease obligation) or any other expenditures which are required to be capitalized in accordance with GAAP, and includes, without limitation, the U.S. $800,000 expenditure of the Borrower for the construction of a firing range as contemplated in the Cash Projections (as defined in the Forbearance Agreement).

“Change of Control” means if, after the Closing Date, any Person, other than the Borrower or a Material Subsidiary, acquires, directly or indirectly, alone or in concert with other Persons, over a period of time or at any one time, Voting Securities in the capital of the Borrower or a Material Subsidiary aggregating in excess of 30% of all of the then issued and outstanding Voting Securities of the Borrower or such Material Subsidiary as applicable.
“CIBC” means Canadian Imperial Bank of Commerce, a Canadian chartered bank, and its successors and permitted assigns.
“claim”, for the purposes of Section 10.1(g), has the meaning attributed to it in Section 10.1(g).
“Closing Certificate” means any certificate of the Borrower or any Material Subsidiary delivered to the Agent from time to time.
“Closing Date” means September 21, 2004 or such other date agreed upon in writing between the Borrower and the Agent.
“Commodity Swap Contracts” has the meaning attributed to it in Section 10.3(d).
“Companies’ Creditors Arrangement Act (Canada)” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, including the regulations made and, from time to time, in force under that Act.
“Compliance Certificate” means the certificate of the Borrower substantially in the form of Schedule K with the blanks completed.
“Contaminants” means those substances, pollutants, wastes and special wastes which are defined as contaminants, hazardous, toxic, or a threat to public health or to the Environment under any applicable Environmental Law, including any radioactive materials, urea formaldehyde foam insulation, asbestos or polychlorinated biphenyls (PCB’s).
“Credit Agreement” means the credit agreement dated as of September 21, 2004, as amended, restated, amended and restated, supplemented or otherwise modified from time to time to the date hereof, between Ceramic Protection Corporation (the former name of the Borrower), as borrower, and CIBC, as administrative agent, and CIBC and those other financial institutions from time to time party thereunder.
“Credit Facilities” means the Revolving Loan.
“Criminal Code (Canada)” means the Criminal Code, R.S.C. 1985, c. C-46, including the regulations made and, from time to time, in force under that Act.
“Current Assets” means all assets of the Borrower on a consolidated basis which under GAAP would be classified as current assets.
“Current Liabilities” means all liabilities of the Borrower on a consolidated basis which under GAAP would be classified as current liabilities.

“Current Ratio” means, at any time, the ratio of Current Assets to Current Liabilities, in each case as at such time.
“Debt” means all liabilities of the Borrower and its subsidiaries in accordance with GAAP (including principal portion of capital leases for greater certainty) and, whether or not so classified under GAAP, any guarantees of financial indebtedness, the face amount of any Letters of Credit, obligations relative to off-balance sheet financing and any deferred payments owing for the purchase of capital goods.
“Debt to EBITDA Ratio” means at the end of each fiscal quarter of the Borrower, the ratio of Debt to EBITDA as calculated on a rolling four quarter basis.
“Deposit Account Control Agreement” means a deposit account control agreement delivered pursuant to the Forbearance Agreement in respect of the Borrower or any Material Subsidiary in respect of any operating bank accounts of the Borrower or any Material Subsidiary.
“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.
“Depreciation and Amortization Expense” means the consolidated depreciation and amortization expense of the Borrower, calculated in accordance with GAAP.
“Director” means a director of the Borrower or a corporate Person, as applicable, and reference to action by the directors or board of directors when used with respect to the Borrower or such other corporate Person means action by the directors of the Borrower or such other corporate Person, as applicable, as a board or, whenever duly empowered, by an executive committee or any other duly authorized committee of the board.
“Distribution” means any:
(a)	payment of any dividend on or in respect of any shares of any class in the capital of the Borrower or a Material Subsidiary (including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase);

(b)	redemption, retraction, purchase or other acquisition or retirement, in whole or in part, of shares of any class in the capital of the Borrower or a Material Subsidiary (including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase);

(c)	payment of principal, interest or other amounts in whole or in part, of any Indebtedness of the Borrower or a Material Subsidiary for borrowed money (including any Indebtedness incurred or assumed by the Borrower or a Material Subsidiary pursuant to a capital lease or operating lease);

(d)	management, consulting or similar fee or any bonus payment or comparable payment;

(e)	gift or gratuity (except to an Affiliate or any officer, director, employee or shareholder of an Affiliate), other than any gift or gratuity that is in the ordinary course of the Borrower’s or Material Subsidiary’s business, as applicable;

to (in the case of paragraphs (a), (c), (d) and (e) of this definition) or by or from (in the case of paragraph (b) of this definition) any shareholder or any Affiliate of a shareholder of the Borrower or a Material Subsidiary (other than a Lender), whether made or paid in or for cash, property or both, or

(e)	transfer of any property or the rendering of any services for consideration of less than fair market value by the Borrower or a Material Subsidiary to any shareholder, or to any Affiliate of a shareholder, of the Borrower or of a Material Subsidiary (other than the Borrower in the case of a Material Subsidiary).
“Documents” means this Agreement and any other instrument or agreement entered into by the Parties relating to the Credit Facilities, including the Security, the Forbearance Agreement and any document or agreement delivered pursuant to the Forbearance Agreement, including the Deposit Account Control Agreements, and any document or agreement resulting from the operation of Section 3.1.
“Domestic Lender” means a Lender which is a Canadian chartered bank or other financial institution and is a Person that is a resident of Canada for the purposes of the Income Tax Act (Canada).
“Drawdown” means a borrowing or credit of funds by way of Advances.
“Drawdown Date” means the date specified in a Notice of Borrowing as the date on which a Drawdown will occur and which date will be a Banking Day.
“EBITDA” means for any period, Net Income for such period:
(a)	increased by the sum of (without duplication) (i) income tax expenses for such period; (ii) Interest Expense for such period; (iii) Depreciation and Amortization Expense for such period; and (iv) non-cash losses incurred during such period which, in accordance with GAAP, were required to be accrued for a future period, in each case to the extent such amounts were included in the calculation of Net Income for such period; and

(b)	decreased by (i) all cash payments during such period relating to losses that were added back to Net Income under clause (a)(iv) above in determining EBITDA in any prior period to be mutually agreed and non-cash gains.
“Effective Date” has the meaning attributed to it in Section 2.8(b).

“Eligible Accounts Receivable” means accounts receivable of the Borrower from creditworthy customers in the U.S. or Canada, aged less than 90 days in each case, as determined by the Agent in its sole discretion.
“Environment” means all components of the earth, including all layers of the atmosphere, air, land (including all underground spaces and cavities and all lands submerged under water), soil, water (including surface and underground water), organic and inorganic matter and living organisms, and the interacting natural systems that include the components referred to in this definition.
“Environmental Law” means any Law relating, in whole or in part, to the protection or enhancement of the Environment, including occupational safety, product liability, public health, public safety and transportation or handling of dangerous goods.
“Event of Default” means an event specified in Section 11.1.
“Excess” has the meaning attributed to it in Section 4.6.
“Excess Cash Flow” means, for any period, the following, determined on a consolidated basis: Net Income plus (a) Depreciation and Amortization Expense, (b) other non-cash items and (c) deferred income taxes less Capital Expenditures approved by the Lenders.
“Exchange Equivalent” means with reference to Canadian Dollars, the amount thereof expressed in Canadian Dollars, and with reference to any amount (for the purposes of this definition, the “Original Amount”) expressed in U.S. Dollars (for the purposes of this definition, the “Original Currency”), the amount expressed in Canadian Dollars on the date when such amount is being determined as herein provided, required to convert the Original Amount of the Original Currency at the Noon Rate on the Banking Day immediately preceding the date such conversion is to be made.
“Exchange Rate Swap Contracts” has the meaning attributed to it in Section 10.3(b).
“Expenses” has the meaning attributed to it in Section 8.2.
“Federal Funds Effective Rate” means, for any day, the rate of interest per annum set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, the “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)”. If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate of interest per annum set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate”. If on any relevant day the appropriate rate per annum for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates per annum for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three major brokers of Federal funds transactions in New York City, selected by the Agent in its sole discretion, acting reasonably.
“Federal Reserve Board” or “Federal” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.
“First Party” has the meaning attributed to it in Section 15.4.
“Forbearance Agreement” means the forbearance agreement entered into as of the dated hereof among CIBC, the Borrower and each Material Subsidiary.
“Floor Rate” has the meaning attributed to it in the definition of Canadian Prime Rate.
“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada.
“Hedging Agreements” has the meaning attributed to it in Section 10.3(e).
“includes” means “includes without limitation” and “including” means “including without limitation”.
“Income Tax Act (Canada)” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.), including the regulations made and, from time to time, in force under that Act.
“Indebtedness” means, without duplication, the aggregate amount of all obligations, liabilities and indebtedness of a Person which would be classified under GAAP as indebtedness for borrowed money upon the consolidated balance sheet of such Person, including without duplication, whether or not so classified, all long-term borrowings, the current portion of long-term borrowings, short-term borrowings, obligations under capital leases (classified as such under GAAP), obligations under any Hedging Agreements and all obligations, contingent or otherwise, of any of the foregoing arising from any guarantee made by such Person in respect of any of the foregoing.
“Indemnified Parties” has the meaning attributed to it in Section 10.1(g).
“Individual Revolving Loan Commitment Amount” means, from time to time, in respect of a Lender, that portion of the Revolving Loan Commitment Amount which such Lender has severally agreed to make available to the Borrower in accordance with the terms and conditions of the Agreement, subject to adjustment pursuant to the terms of the Agreement.
“Instrument of Adhesion” means an agreement whereby a financial institution becomes a Lender substantially in the form of Schedule L with the blanks completed.
“Interest Expense” means for any particular period, the aggregate amount of interest and other financing charges, payable by the Borrower and its subsidiaries during such period with respect to indebtedness including interest, and amortization of discount and financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit and letters of guarantee financing, the interest component of capitalized lease obligations and net payments (if any) pursuant to hedging arrangements involving interest.
“Interest Rate Swap Contracts” has the meaning attributed to it in Section 10.3(c).
“Interest Act (Canada)” means the Interest Act, R.S.C. 1985, c. I-15, as amended from time to time, including the regulations made and, from time to time, in force under that Act.
“Judgment Interest Act (Alberta)” means the Judgment Interest Act, R.S.A. 2000, c. J-1, as amended from time to time, including the regulations made and from time to time in force under that Act.
“Law” means all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, any judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Administrative Body, and any policies, voluntary restraints, practices or guidelines of any Administrative Body, and including any principles of common law and equity.
“Lenders” means, initially, CIBC and thereafter each Domestic Lender which may become a Party to this Agreement, as a lender, by executing and delivering to the Agent and to the Borrower an Instrument of Adhesion, and each of their respective successors and permitted assigns, and “Lender” means any one of them in such capacity.
“Lien” means any mortgage, lien, pledge, charge (whether fixed or floating), security interest, title retention agreement (other than operating leases in respect of tangible personal property which are not in the nature of financing transactions) or other encumbrance of any kind, contingent or absolute but excludes any contractual right of set-off created in the ordinary course of business and any writ of execution, or other similar instrument, arising from a judgment relating to the non-payment of indebtedness.
“Majority Lenders” means, if there are two or less Lenders, all Lenders, and if there are more than two Lenders, Lenders holding, in aggregate, at least 66 2/3% of the Aggregate Principal Amount under the Credit Facilities.
“Marine Corps Contract” means the supply contract between PPI and the United States Marine Corps for the provision by PPI of certain products and services in relation to Modular Tactical Vests under MTV Bridge Contract M67854-07-D-3065 in an amount of approximately U.S. $22,500,000.
“Material Adverse Effect” means a material adverse effect on:
(a)	the financial condition of the Borrower and the Material Subsidiaries, taken as a whole;

(b)	the Borrower’s or a Material Subsidiary’s ability to perform their respective obligations under the Documents;

(c)	the validity or enforceability of a material provision of the Documents; or

(d)	the property, business, operations or liabilities of the Borrower and the Material Subsidiaries, taken as a whole.
“Material Subsidiaries” means those Subsidiaries set out in Schedule J hereto and any other Subsidiary of the Borrower whose net tangible assets represent more than 5% of the total net tangible assets of the Borrower; and “Material Subsidiary” means any one of them.
“Maturity Date” means the date, which must be a Banking Day on which an Advance becomes due and payable by the Borrower.
“Net Income” means, for any period, the consolidated net income (loss) of the Borrower for such period before extraordinary items, calculated in accordance with GAAP.
“Noon Rate” means, in relation to the conversion of one currency into another currency, the rate of exchange for such conversion as quoted by the Bank of Canada (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by the Agent at Toronto, Ontario at approximately noon (Toronto local time)).
“Notice of Borrowing” means, in relation to Advances, a notice by the Borrower to the Agent substantially in the form of Schedule H with the blanks completed, as applicable.
“Original Currency” has the meaning attributed to it in Section 15.4.
“Participant” has the meaning attributed to it in Section 13.4.
“Parties” means the Borrower, the Agent and the Lenders and their respective successors and permitted assigns, and “Party” means any one of the Parties.
“Pension Plan” means any retirement or pension benefit plan that is established by a Person for the benefit of its employees, that requires such Person to make periodic payments or contributions.
“Permitted Dispositions” means:
(a)	sales of inventory in the ordinary course of business;

(b)	dispositions between and among the Borrower and Material Subsidiaries;

(c)	Permitted Sale and Lease-Back Transactions; and

(d)	subject to the mandatory prepayment provision in Section 2.5, any disposition of assets where such disposition could not reasonably be expected to have a Material Adverse Effect.

“Permitted Distributions” means any Distribution by a Material Subsidiary to the Borrower or by the Borrower to a Material Subsidiary or between Material Subsidiaries.
“Permitted Encumbrances” means:
(a)	undetermined or inchoate Liens arising in the ordinary course of and incidental to construction or current operations which have not been filed pursuant to Law against any of the Borrower or a Material Subsidiary or in respect of which no steps or proceedings to enforce such Lien have been initiated or which relate to obligations which are not due or delinquent or if due or delinquent, any Lien which the Borrower or a Material Subsidiary is in good faith contesting if such contest involves no risk of loss that could reasonably be expected to have a Material Adverse Effect and an adequate reserve in accordance with GAAP has been established by the Borrower;

(b)	easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land held by the Borrower or any Material Subsidiary (including rights-of-way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(c)	any Lien or trust arising in connection with worker’s compensation, unemployment insurance, pension and employment Law;

(d)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit acquired by the Borrower or a Material Subsidiary, or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(d)	all reservations in the original grant from the Crown of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

(e)	public and statutory Liens not yet due and similar Liens arising by operation of Law;

(f)	the Security;

(g)	the interest of any Person under any Purchase Money Lien, subject to Section 10.3(i); and

(h)	any Lien from time to time disclosed by the Borrower to the Agent and which is consented to by the Lenders.

“Permitted Indebtedness” means, subject at all times to the applicable threshold amounts contained in the Agreement:
(a)	Indebtedness of the Borrower or a Material Subsidiary under the Revolving Loan or any of the Documents;

(b)	Indebtedness arising from a Sale and Lease-Back Transaction, subject to Section 10.3(h);

(c)	Indebtedness arising under Purchase Money Liens, subject to Section 10.3(i);

(d)	Indebtedness of the Borrower to any Material Subsidiary, or of any Material Subsidiary to the Borrower or to another Material Subsidiary; and

(e)	Subordinated Debt.
“Permitted Sale and Lease-Back Transaction” has the meaning attributed to it in Section 10.3(h).
“Person” means an individual, a partnership, a corporation, a company, a trust, an unincorporated organization, a union, a government or any department or agency thereof (collectively an “entity”) and the heirs, executors, administrators, successors, or other legal representatives, as the case may be, of such entity.
“PPI” means Protective Products International Corp., a corporation duly organized under the laws of the State of Florida.
“Prime Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 365 or 366, as applicable, which is equal at all times to the greater of (i) the rate of interest most recently announced by the Agent as its prime rate for lending Canadian dollars in Canada; and (ii) the average rate for 30 day Canadian dollar BAs which appear on the Reuters’ Screen CDOR Page at 10:00 a.m. Toronto time plus 1.0%.
“Principal Amount” means, in relation to a Lender under the Revolving Loan, that portion of the Aggregate Principal Amount which has been advanced by such Lender.
“Principal Repayment” means the repayment by or for and on behalf of the Borrower to the Lenders of all or a portion of any principal outstanding to the Lenders under the Credit Facilities.
“Projections” means the Borrower’s forecasted consolidated: (a) balance sheets and (b) statement of operations, for the following twelve months in the form delivered to the Agent in November 2008, modified to show such projections on a month by month basis, together with appropriate supporting details and a statement of underlying assumptions.
“Purchase Money Lien” means a Lien, whether given to a vendor, lender or any other Person, securing indebtedness assumed or incurred as, or to provide, all or part of the purchase price or other acquisition cost of property, which Lien is limited exclusively to such property and any proceeds thereof and any extension, renewal, refinancing or replacement thereof.
“Rateable Portion” means, with respect to a Lender, the proportion from time to time of the Individual Revolving Loan Commitment Amount of such Lender.
“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.
“Resignation Notice” has the meaning attributed to it in Section 14.10.
“Revolving Loan” means the credit facility established in favour of the Borrower pursuant to Section 2.1.
“Revolving Loan Commitment Amount” means, as of the date hereof, $11,000,000, or as such amount may be reduced in accordance with this Agreement or otherwise with unanimous consent of the Lenders.
“Revolving Loan Termination Date” means March 31, 2009.
“Revolving Period” means the period terminating on the Revolving Loan Termination Date.
“Sale and Lease-Back Transaction” has the meaning attributed to it in Section 10.3(h).
“Security” has the meaning attributed to it in Section 3.1 and includes any other Lien hereafter granted by the Borrower to secure the payment of Indebtedness in connection with the Revolving Loan.
“Subordinated Debt” means any Indebtedness subordinated to the Revolving Loan and any other obligations owing from time to time under the Documents, on terms acceptable to the Lenders in their sole discretion.
“Subsidiary” means any Person of which more than 50% of the outstanding Voting Securities are owned, directly or indirectly by or for the Borrower provided that the ownership of such securities confers the right to elect at least a majority of the board of directors of such Person, or a majority of Persons serving similar roles and includes any legal entity in like relationship to a Subsidiary.
“Successor Agent” has the meaning attributed to it in Section 14.10.
“Taxes” means all taxes of any kind or nature whatsoever including income taxes, capital taxes, minimum taxes, levies, imposts, stamp taxes, royalties, duties, charges to tax, value added taxes, commodity taxes, goods and services taxes, and all fees, deductions, compulsory loans, withholdings and restrictions or conditions resulting in a charge imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future by any governmental or quasi-governmental authority of or within any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon and any instalments in respect thereof.
“U.S. Base Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 365 or 366, as applicable, which is equal at all times to the greater of (i) the rate of interest most recently announced by the Agent, as its base rate for lending U.S. dollars in Canada; and (ii) the Federal Funds Effective Rate plus 1.0%.
“U.S. Base Rate Loan” means an Advance in U.S. Dollars which bears interest at a rate based on the U.S. Base Rate.
“U.S. Dollars” or “U.S. $” each means such currency of the United States of America which, as at the time of payment or determination, is legal tender therein for the payment of public or private debts.
“Voting Securities” means securities of capital stock of any class of any corporation, partnership units in the case of a partnership or other evidence of ownership serving similar purposes, carrying voting rights under all circumstances, provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of an event will not be considered Voting Securities, whether or not such event will have occurred, nor will any securities be deemed to cease to be Voting Securities solely by reason of a right to vote accruing to securities of another class or classes by reason of the happening of such event.
“Working Capital” means on the last day of any fiscal quarter of the Borrower the excess of current assets over current liabilities or current liabilities over current assets, as applicable, as shown on a consolidated balance sheet of the Borrower as at the end of such fiscal quarter and prepared on a consolidated basis in accordance with GAAP and for the purposes of this definition, current liabilities will include the current portion of Indebtedness (other than any which is Indebtedness under the Credit Facilities) which is characterized as a current liability in accordance with GAAP.

SCHEDULE B
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
COMMITMENTS
Revolving Loan

INDIVIDUAL REVOLVING LOAN
LENDER	COMMITMENT AMOUNT
Canadian Imperial Bank of Commerce	Cdn. $9,000,000

SCHEDULE C
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
FORM OF DEBENTURE PLEDGE AGREEMENT
THIS AGREEMENT dated the [•] day of [•].
Description of Floating Charge Demand Debenture

Principal Sum:	Cdn. $75,000,000

Date: [•]
PREAMBLE:
A.	Protective Products of America, Inc., as borrower (the “Borrower”), Canadian Imperial Bank of Commerce and those other financial institutions who from time to time become lenders thereunder (collectively, the “Lenders”) and Canadian Imperial Bank of Commerce, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”) are parties to a Credit Agreement dated as September 21, 2004 between Ceramic Protection Corporation (the former name of the Borrower), as borrower, and CIBC, as administrative agent, and CIBC and those other financial institutions from time to time party thereunder (such Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.	[•] is a body corporate formed under the laws of [•] and has agreed to grant to the Agent, for its own benefit and on behalf of the Lenders a security interest over the Collateral in accordance with the terms of this Debenture Pledge Agreement.

C.	[•] (the “Debtor”) created and issued a Demand Debenture (the “Debenture”) to the Agent for its own benefit and on behalf of the Lenders.

D.	The Lenders have agreed to share the Security, including, without limitation, this Debenture, on a pari passu basis with each other pursuant to Section 3.2 of the Credit Agreement.
AGREEMENT:
               For good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Debtor, the Debtor agrees with the Agent, for its own benefit and on behalf of the Lenders, as follows:
1. Definitions. Capitalized words and phrases used but not otherwise defined in this Agreement have the meanings set out in the Credit Agreement.

2. Pledge. The Debtor hereby grants a security interest in and deposits with and pledges to the Agent the Debenture to be held by the Agent, for its own benefit and on behalf of the Lenders, as general and continuing collateral security for the payment and performance of all present and future obligations (absolute or contingent, matured or otherwise) of the Debtor to the Agent and the Lenders under or relating to the Credit Documents (as defined in the Debenture) to which the Debtor is a party (including, without limitation, under or pursuant or relating to the Security Interest (as such term is defined in the Debenture)), (collectively, the “Obligations”).
3. Realization on Debenture. The Agent will not, nor will it be entitled to, demand payment pursuant to the Debenture or enforce the Liens constituted thereby unless and until the Agent will be entitled or obligated to do so pursuant to the provisions of the Credit Documents, but thereafter the Agent, as agent for the Lenders, may at any time exercise and enforce all of the rights and remedies of a holder of the Debenture in accordance with and subject to the Credit Documents, as if the Agent was the absolute owner thereof and any such right or remedy may be exercised separately or in combination with, and will be in addition to and not in substitution for, any other right or remedy of the Agent however created, provided that the Agent will not be bound to exercise any such right or remedy.
4. Agent and Lenders Not Bound. Subject to the requirements of applicable Law and the provisions of the Credit Documents, the Agent and the Lenders will not be bound under any circumstances to realize upon the Debenture and will not be responsible to the Debtor for any loss occasioned by any sale or other dealing with the Debenture or by the retention of or failure to sell or otherwise deal with the same.
5. Application of Proceeds. The proceeds of or any other amount received pursuant to the Debenture will be applied on account of the Obligations without prejudice to the Agent’s or any Lender’s claim upon the Debtor for any deficiency. Subject to the requirements of the Debenture, the Credit Documents and applicable Law any surplus will be paid over to the Debtor.
6. Acknowledgement. The Debtor agrees and acknowledges that the Security Interest and the Collateral are being shared on a pari passu basis between the Lenders and this Debenture is being held by the Agent for its own benefit and on behalf of the Lenders.
7. Recourse. The Agent will not be obliged to exhaust its recourse against the Debtor, any other Person or any other Security it may hold with respect to the Obligations before realizing upon or otherwise dealing with the Debenture in such manner as the Agent sees fit. The Agent may grant extensions of time or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Debtor and with other parties, sureties or securities as it may see fit, without prejudice to the liability of the Debtor in respect of the Debenture.
8. Interest and Fees. Notwithstanding the stated interest rate per annum in the Debenture, payment by the Debtor of the relevant fees and interest for any period in respect of the Obligations at the current rate at which the Obligations bear interest for such period will be deemed to be payment in satisfaction of the interest payment for the same period under the Debenture.

9. No Merger. The Debenture will not operate by way of merger of any of the Obligations and no judgment recovered by the Agent will operate by way of merger of or in any way affect the security of the Debenture which is in addition to and not in substitution for any other Security now or hereafter held by the Agent with respect to the Obligations.
10. Paramountcy. Notwithstanding the form and terms of the Debenture and the provisions of this Agreement, (a) the Agent will not claim or realize an amount under or in respect of the Debenture in excess of the aggregate Obligations, from time to time, of the Debtor to the Agent and the Lenders and (b) the provisions of the Debenture and this Agreement are subject to the provisions of the Credit Documents relating to the subject matter thereof. If there are any inconsistencies or ambiguities between the terms of the other Credit Documents and the Debenture or this Agreement, then the terms of the other Credit Documents will govern in all respects to the extent necessary to eliminate such express inconsistencies or ambiguities.
11. Payment and Satisfaction. The Agent will, when required by the Credit Documents, at the request of the Debtor, deliver up the Debenture to the Debtor and the Agent will, at the written request and sole expense of the Debtor, execute and deliver to the Debtor releases, discharges and such other instruments as will be required to effectively release the Security Interest (as defined in the Debenture) and reassign and reconvey the Collateral (as defined in the Debenture) to the Debtor.
12. Successors and Assigns. The provisions of this Agreement will be binding upon and enure to the benefit of the Agent, each Lender and the Debtor and their respective successors and assigns permitted by the Credit Documents.
13. Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the Province of Alberta and the Laws of Canada applicable therein without giving effect to the conflict of law principles thereof.
14. Attornment. For the purposes of all legal proceedings, the parties hereto each hereby submit to the jurisdiction of the courts of the Province of Alberta and this Agreement will be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta will have jurisdiction to entertain any action arising under this Agreement. Notwithstanding the foregoing, nothing herein will be construed nor operate to limit the right of the Agent or any Storm Lender to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.
15. Statutory Waivers. To the fullest extent permitted by Law, the Debtor waives all of the rights, benefits and protections given by the provisions of any existing or future statute which imposes limitations upon the powers, rights or remedies of a secured party or upon the methods of realization of security, including, without limitation, any seize or sue or anti-deficiency statute or any similar provisions of any other statute. The Debtor waives the right to receive from the Agent or the Lenders a copy of any notices of registration or recordation of this Agreement, including, without limitation, any security notice, caveat, financing statement, financing change statement or other statement or document filed or registered at any time in respect of this

Agreement, or any verification statement or other statement or document issued by any registry that confirms or evidences registration or recordation of or relates to this Agreement.
16. Notice. Any notice, demand, consent, approval or other communication from the Debtor to the Agent, or vice versa, will be in writing and will be sufficiently given or made if given in the manner prescribed in the Credit Documents.
17. Time of Essence. Time will be of the essence in this Agreement.
EXECUTION:
               THIS AGREEMENT has been executed effective the date first written above.

[•]

Per:
Name:
Title

ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN BY: CANADIAN IMPERIAL BANK OF COMMERCE, as Agent for and on behalf of the Lenders
Per:
Name:
Title

Per:
Name:
Title:

SCHEDULE D
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
FORM OF DEMAND DEBENTURE

Agent and
Address:	CANADIAN IMPERIAL BANK OF COMMERCE,
in its capacity as Agent as defined below,
BCE Place
161 Bay Street, 8th Floor
Toronto, Ontario
M5J 2S8

Date: [•]
PREAMBLE:
A.	Protective Products of America, Inc., as borrower (the “Borrower”), Canadian Imperial Bank of Commerce and those other financial institutions who from time to time become lenders thereunder (collectively, the “Lenders”) and Canadian Imperial Bank of Commerce, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”) are parties to a Credit Agreement dated as September 21, 2004 between Ceramic Protection Corporation (the former name of the Borrower), as borrower, and CIBC, as administrative agent, and CIBC and those other financial institutions from time to time party thereunder (such Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.	[•] is a body corporate formed under the laws of the state of [•] and has agreed to grant to the Agent, for its own benefit and on behalf of the Lenders a guarantee in respect of the obligations of the Borrower under the Credit Documents (as defined herein).

C.	To secure the payment and performance of the Principal Sum, [•] (the “Debtor”) has agreed to grant to the Agent, for its own benefit and on behalf of the Lenders, a security interest over the Collateral in accordance with the terms of this Debenture.

D.	The Lenders have agreed to share the Security, including, without limitation, this Debenture, on a pari passu basis with each other pursuant to Section 3.2 of the Credit Agreement.

E.	Capitalized words and phrases used but not otherwise defined in this Debenture will have the meanings set out in the Credit Agreement.

ARTICLE 1
PROMISE TO PAY
1.1	The Debtor, for value received, hereby acknowledges itself indebted and promises to pay ON DEMAND to or to the order of Canadian Imperial Bank of Commerce, as Agent for its own benefit and on behalf of the Lenders from time to time or any subsequent holder or holders of this Debenture, the Principal Sum set out below in lawful money of Canada at such place as the Agent, from time to time, may designate by notice in writing to the Debtor, and to pay interest thereon from the date of demand at the rate set out below in like money at the same place on the last day of each month following demand and, should the Debtor at any time make default in payment of any principal or interest, to pay interest both before and after default and judgment on the amount in default at the same rate in like money at the same place on the same dates.
ARTICLE 2
PRINCIPAL SUM
2.1	The “Principal Sum” is Canadian $75,000,000.
ARTICLE 3
INTEREST RATE
3.1	The “Interest Rate” will be a nominal rate per annum equal to 21% per annum.
ARTICLE 4
SECURITY
4.1	As general and continuing collateral security for the due payment of the Principal Sum, interest and all other monies payable hereunder or from time to time secured hereby and as security for the performance and observance of the covenants and agreements on the part of the Debtor herein contained, the Debtor hereby mortgages and charges to and in favour of the Agent for and on behalf of the Lenders, as and by way of a first floating charge, all of the Debtor’s present and after-acquired real property and grants to and in favour of the Agent for and on behalf of the Lenders a first priority security interest in and to all of the Debtor’s present and after-acquired personal property, tangible and intangible; in each case, of every nature and kind and wherever situate. In this Debenture, the mortgages, charges and security interests hereby constituted are called the “Security Interest” and the subject matter of the Security Interest is called the “Collateral”.

4.2	Until the Security Interest becomes enforceable, the Debtor, subject to the terms of the Credit Agreement, the Security and the other documents, instruments and agreements entered into pursuant thereto (the “Credit Documents”), may dispose of or deal with the Collateral in the ordinary course of its business and for the purpose of carrying on the same, so that purchasers thereof or parties dealing with the Debtor take title thereto free and clear of the Security Interest. In the event of any such disposition in the ordinary course of business, the Agent will, at the written request of the Debtor which will include a certificate of the Debtor stating that such Collateral is being dealt with or disposed of in accordance with this Section 4.2, release its Security Interest over the Collateral which has been disposed.

4.3	The Security Interest will not extend or apply to the last day of the term of any lease of real property or agreement therefor, but upon the enforcement of the Security Interest, the Debtor will stand possessed of such last day in trust to assign the same at the direction of the Agent to any Person acquiring such term.

4.4	The Debtor confirms that value has been given, that the Debtor has rights in the Collateral, and that the Debtor and the Agent, for and on behalf of the Lenders, have not agreed to postpone the time for attachment of the Security Interest to any of the Collateral. In respect of Collateral which is acquired after the date of execution hereof, the time for attachment will be the time when the Debtor acquires such Collateral.

4.5	The Agent is the party entitled to receive all amounts payable hereunder and to give a discharge hereof.

4.6	The Security Interest does not and will not extend to, and the Collateral will not include, any agreement, right, franchise, licence or permit (the “Contractual Rights”) to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Security Interest would constitute a breach of the terms of or permit any Person to terminate the Contractual Rights, but the Debtor will hold its interest therein in trust for the Agent and will assign such Contractual Rights to the Agent forthwith upon obtaining the consent of the other party or parties thereto.

4.7	The Debtor agrees and acknowledges that the Security Interest and the Collateral are being shared on a pari passu basis between the Lenders and this Debenture is being held by the Agent for its own benefit and on behalf of the Lenders.
ARTICLE 5
ENFORCEMENT
5.1	Remedies. Subject to the terms of the Credit Documents, upon the occurrence and during the continuance of any Event of Default, the Agent will be entitled to exercise any of the remedies specified below:
(a)	Receiver. The Agent may appoint by instrument in writing one or more receivers, managers or receiver/ manager for the Collateral or the business and undertaking of the Debtor pertaining to the Collateral (the “Receiver”). Any such Receiver will have, in addition to any other rights, remedies and powers which a Receiver may have at Law, in equity or by statute, the rights and powers set out in clauses (b) through (d) in this Section 5.1. In exercising such rights and powers, any Receiver will act as and for all purposes will be deemed to be the agent of the Debtor and neither the Agent nor any Lender will be responsible for any act or default of any Receiver. The Agent may remove any Receiver and appoint another from time to time. No Receiver appointed by the Agent need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court.

(b)	Power of Sale. Any Receiver may sell, consign, lease or otherwise dispose of any Collateral by public auction, private tender, private contract, lease or deferred payment with or without notice, advertising or any other formality, all of which are hereby waived by the Debtor. Any Receiver may, at its discretion establish the terms of such disposition, including terms and conditions as to credit, upset, reserve bid or price. All payments made pursuant to such dispositions will be credited against the Principal Sum only as they are actually received. Any Receiver may buy in, rescind or vary any contract for the disposition of any Collateral and may dispose of any Collateral without being answerable for any loss occasioned thereby. Any such disposition may take place whether or not the Receiver has taken possession of the Collateral.

(c)	Pay Liens and Borrow Money. Any Receiver may pay any liability secured by any actual or threatened Lien against any Collateral. Any Receiver may borrow money for the maintenance, preservation or protection of any Collateral or for carrying on any of the business or undertaking of the Debtor pertaining to the Collateral and may grant Liens in any Collateral (in priority to the Security Interest or otherwise) as security for the money so borrowed. The Debtor will forthwith upon demand reimburse the Receiver for all such payments and borrowings and such payments and borrowings will be secured hereby and will be added to the money hereby secured and bear interest at the rate set forth in Section 3.1 hereof.

(d)	Dealing with Collateral. Any Receiver may seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with any Collateral in such manner, upon such terms and conditions and at such time as it deems advisable, including without limitation:
(i)	to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral;

(ii)	to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection with Section 5.1(d)(i);

(iii)	to file any claims or take any action or institute any proceedings which the Agent may deem to be necessary or desirable for the collection of the Collateral or to enforce compliance with the terms and conditions of any contract or any account; and

(iv)	to perform the affirmative obligations of the Debtor hereunder (including all obligations of the Debtor pursuant to this Debenture and the Credit Documents.)
(e)	Carry on Business. The Agent or any Receiver may carry on, or concur in the carrying on of, any or all of the business or undertaking of the Debtor and enter on, occupy and use (without charge by the Debtor) any of the premises, buildings, plant and undertaking of, or occupied or used by, the Debtor.

(f)	Right to Have Court Appoint a Receiver. The Agent may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Agent pursuant to this Debenture.

(g)	Agent May Exercise Rights of a Receiver. In lieu of, or in addition to, exercising its rights, remedies and powers under clauses (a), (f) and (h) of this Section 5.1, the Agent has, and may exercise, any of the rights and powers which are capable of being granted to a Receiver appointed by the Agent pursuant to this Debenture.

(h)	Retention of Collateral. The Agent may elect to retain any Collateral in satisfaction of the Principal Sum. The Agent may designate any part of the Principal Sum to be satisfied by the retention of particular Collateral which the Agent considers to have a net realizable value approximating the amount of the designated part of the Principal Sum, in which case only the designated part of the Principal Sum will be deemed to be satisfied by the retention of the particular Collateral.

(i)	Limitation of Liability. Neither the Agent nor any Lender will be liable or accountable for any failure to take possession of, seize, collect, realize, dispose of, enforce or otherwise deal with any Collateral and none of them will be bound to institute proceedings for any such purposes or for the purpose of reserving any rights, remedies and powers of the Agent, the Debtor or any other Person in respect of any Collateral. If any Receiver or the Agent takes possession of any Collateral, neither the Agent nor any Receiver will have any liability as a mortgagee in possession or be accountable for anything except actual receipts.

(j)	Extensions of Time. Following the occurrence and during the continuance of any Event of Default, the Agent may grant renewals, extensions of time and other indulgences, accept compositions, grant releases and discharges, and otherwise deal or fail to deal with the Debtor, debtors of the Debtor, guarantors, sureties and others and with any Collateral as the Agent may see fit, all without prejudice to the liability of the Debtor to the Agent or the Agent’s rights, remedies and powers under this Debenture or under any other Credit Documents.

(k)	Validity of Sale. No Person dealing with the Agent or any Receiver, or with any officer, employee, agent or solicitor of the Agent or any Receiver will be concerned to inquire whether the Security Interests have become enforceable, whether the right, remedy or power of the Agent or the Receiver has become exercisable, whether the Principal Sum remaining outstanding or otherwise as to the proprietary or regularity of any dealing by the Agent or the Receiver with any Collateral or to see to the application of any money paid to the Agent or the Receiver, and in the absence of fraud on the part of such Person such dealings will be deemed, as regards such Person, to be within the rights, remedies and powers hereby conferred and to be valid and effective accordingly.

(l)	Effect of Appointment of Receiver. As soon as the Agent takes possession of any Collateral or appoints a Receiver, all powers, functions, rights and privileges of the Debtor including, without limitation, any such powers, functions, rights and privileges which have been delegated to directors, officers of the Debtor or committees with respect to such Collateral will cease, unless specifically continued by the written consent of the Agent or the Receiver.

(m)	Time for Payment. If the Agent demands payment of the Principal Sum that is payable on demand or if the Principal Sum is otherwise due by maturity or acceleration, it will be deemed reasonable for the Agent to exercise its remedies immediately if such payment is not made, and any days of grace or any time for payment that might otherwise be required to be afforded to the Debtor at Law or in equity is hereby irrevocably waived.

(n)	No Implied Waiver. The rights of the Lenders and the Agent (whether arising under this Debenture, any other Credit Document, any other agreement or at law or in equity) will not be capable of being waived or varied otherwise than by an express waiver or variation in writing, and in particular any failure to exercise or any delay in exercising any of such rights will not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights will not preclude any other or further exercise of that or any other such right, and no act or course of conduct or negotiation on the part of any Lenders or the Agent or on its behalf will in any way preclude any Lenders or the Agent from exercising any such right or constitute a suspension or any variation of any such right.

(o)	Rights Cumulative. The rights, remedies and powers conferred by this Section 5.1 are in addition to, and not in substitution for, any other rights, remedies or powers that the Agent or any Lender may have under this Debenture, at Law, in equity, by or under the Personal Property Security Act (Alberta) or by any other statute or agreement. The Agent may proceed by way of any action, suit or other proceeding at law or in equity and no right, remedy or power of the Agent or any Lender will be exclusive of or dependent on any other. The Agent or any Lender may exercise any of their rights, remedies or powers separately or in combination and at any time

5.2	Application of Amounts Received. The proceeds of or any other amount from time to time received by the Agent or the Receiver will be applied as follows: first, to the payment in full of all reasonable fees of the Agent and all out-of-pocket costs, fees and expenses (including, without limitation, reasonable legal fees on a solicitor and his own client full indemnity basis) incurred by the Agent and any Receiver or other enforcement agent appointed by the Agent or a court of competent jurisdiction, as the case may be, in connection with the collection or enforcement of the Principal Sum owed to the Lenders, the enforcement of the Security Interest or the preservation of the Collateral; second, in payment to the Agent of the Principal Sum and other amounts payable hereunder; and third, the balance, if any, will be paid, subject to applicable Law, to the Debtor.

5.3	Deliver Possession. If the Agent or any Receiver exercises its rights herein to take possession of the Collateral, the Debtor will upon request from the Agent or any such Receiver, assemble and deliver possession of the Collateral at such place or places as directed by the Agent or any such Receiver.

5.4	Release. If the Debtor pays to the Agent the balance of the Principal Sum (including, without limitation, all amounts forming part thereof) with interest thereon as set forth in this Debenture and any and all other amounts that are payable to the Agent on or in relation to the repayment thereof, then the Agent will, at the written request and sole expense of the Debtor, reassign and reconvey the Collateral to the Debtor and release the Security Interest.
ARTICLE 6
WAIVER
6.1	The Debtor hereby covenants and agrees with the Agent and the Lenders that:
(a)	The Land Contracts (Actions) Act (Saskatchewan) will have no application to any action as defined therein, with respect to the Credit Documents; and

(b)	The Limitation of Civil Rights Act (Saskatchewan) will have no application to
(i)	the Credit Documents;

(ii)	any Lien for the payment of money made, given created or contemplated by the Credit Documents;

(iii)	any agreement or instrument renewing or extending or collateral to the Credit Documents or renewing or extending or collateral to any Lien referred to or mentioned in subparagraph (b)(ii)(i) of this Section 6.1; or

(iv)	the rights, powers or remedies of the parties under the Credit Documents or Lien, agreement or instrument referred to or mentioned in subparagraphs (b)(ii) or (b)(iii) of this Section 6.1.

ARTICLE 7
ATTORNEY IN FACT
7.1	The Debtor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Debtor and in the name of the Debtor or in its own name, from time to time in the Agent’s discretion, for the purpose of carrying out the terms of this Debenture, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Debenture and which the Debtor being required to take or execute has failed to take or execute. The Debtor hereby ratifies all that said attorneys will lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and will be irrevocable until the Principal Sum has been unconditionally and irrevocably paid and performed in full. The Debtor also authorizes the Agent, at any time and from time to time, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral in connection with the sale provided for in Section 5.1(b) hereof.
ARTICLE 8
EXPENSES
8.1	The Debtor agrees to pay the Agent forthwith on demand all reasonable costs, charges and expenses, including, without limitation, all reasonable legal fees (on a solicitor and his own client full indemnity basis), incurred by the Agent in connection with the administration, recovery or enforcement of payment of any amounts payable hereunder whether by realization or otherwise. All such sums will be secured hereby and will be added to the money hereby secured and bear interest at the rate set forth in Section 3.1 hereof.
ARTICLE 9
PLEDGE OF DEBENTURE
9.1	This Debenture may be assigned, deposited or pledged by the Debtor as security for its present and future obligations. This Debenture will not be deemed to have been redeemed by reason of the account of the Debtor having ceased to be in debit while this Debenture was so assigned, deposited or pledged and no payment will reduce the amount owing or payable under this Debenture unless specifically appropriated to and noted on this Debenture by the Agent at the time of payment.
ARTICLE 10
PRESENTMENT
10.1	The Debtor hereby expressly waives demand for payment, presentment, protest and notice of dishonour of this Debenture. Any failure or omission by the Agent to present this Debenture for payment, protest or provide notice of dishonour will not invalidate or adversely affect in any way any demand for payment or enforcement proceeding taken under this Debenture.
ARTICLE 11
ENUREMENT AND ASSIGNMENT
11.1	The provisions of this Debenture will be binding upon the Debtor and its successors and will enure to the benefit of the Agent and each Lender and their respective successors and assigns. Subject to the terms of the Credit Documents, the Debtor will not assign this Debenture without the Agent’s prior written consent.
ARTICLE 12
GOVERNING LAW
12.1	This Debenture will be governed by and construed in accordance with the Laws of the Province of Alberta and the Laws of Canada applicable therein, without giving effect to the conflict of law principles thereof. Without prejudice to the ability of the Agent or any Lender to enforce this Debenture in any other proper jurisdiction, the Debtor hereby irrevocably submits and attorns to the jurisdiction of the courts of the Province of Alberta, or any appellate courts thereof, for the purposes of this Debenture.
ARTICLE 13
SEVERABILITY
13.1	If any portion of this Debenture or the application thereof to any circumstance will be held invalid or unenforceable by a court of competent jurisdiction from which no further appeal has or is taken, to an extent that does not affect in a fundamental way the operation of this Debenture, the remainder of the provision in question, or its application to any circumstance other than that to which it has been held invalid or unenforceable, and the remainder of this Debenture will not be affected thereby and will be valid and enforceable to the fullest extent permitted by applicable Law.
ARTICLE 14
CONSENT AND WAIVER
14.1	No consent or waiver by the Agent will be effective unless made in writing and signed by an authorized officer of the Agent.
ARTICLE 15
NOTICE
15.1	Any notice, demand, consent, approval or other communication from the Debtor to the Agent, or vice versa, will be in writing and will be sufficiently given or made if given in the manner prescribed in the Credit Documents.

ARTICLE 16
INCONSISTENCY
16.1	To the extent that there is any inconsistency or ambiguity between the provisions of this Debenture and the other Credit Documents, the provisions of the Credit Agreement will govern to the extent necessary to eliminate such inconsistency or ambiguity.
ARTICLE 17
RECEIPT OF COPY
17.1	The Debtor acknowledges receipt of an executed copy of this Debenture. The Debtor waives the right to receive any amount that it may now or hereafter be entitled to receive (whether by way of damages, fine, penalty, or otherwise) by reason of the failure of the Agent to deliver to the Debtor a copy of any financing statement or any statement issued by any registry that confirms registration of a financing statement relating to this Debenture.
THIS DEBENTURE executed at ___, ___effective the date first written above.

[•]
By:
Name:
Title:

SCHEDULE E
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
FORM OF MATERIAL SUBSIDIARY GUARANTEE

TO:	CANADIAN IMPERIAL BANK OF COMMERCE, in its capacity as Agent as defined below BCE Place 161 Bay Street, 8th Floor Toronto, Ontario M5J 2S8
PREAMBLE:
A.	Protective Products of America, Inc., as borrower (the “Borrower”), Canadian Imperial Bank of Commerce and those other financial institutions who from time to time become lenders thereunder (collectively, the “Lenders”) and Canadian Imperial Bank of Commerce, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”) are parties to a Credit Agreement dated as September 21, 2004 between Ceramic Protection Corporation (the former name of Protective Products of America, Inc.), as borrower, and CIBC, as administrative agent, and CIBC and those other financial institutions from time to time party thereunder (such Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.	[•] (hereinafter, the “Guarantor”) is a body corporate formed under the laws of [•] and has agreed to guarantee the Obligations (as hereinafter defined) of the Borrower.

C.	It is in the interest of the Guarantor that the Credit Facilities are and continue to be extended to the Borrower and therefore the Guarantor has agreed to execute and deliver this Guarantee.
Capitalized terms used in this Guarantee and which are not otherwise defined herein shall, for all purposes, have the same meaning given to such terms in the Credit Agreement.
AGREEMENT:
     For good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by the Guarantor, the Guarantor hereby agrees in favour of the Agent as follows:
1. Defined Terms. In this Guarantee, capitalized words and phrases which are not otherwise defined have the respective meanings given to such terms in the Credit Agreement. In addition, the term “Credit Documents” when used herein means the Credit Agreement, the Security and any other documents, instruments or agreements entered into pursuant thereto.

2. Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees the prompt payment and performance to the Agent forthwith upon demand by the Agent, following a demand by the Agent, of all indebtedness, liabilities and obligations of any kind whatsoever (whether direct or indirect, joint or several, absolute or contingent, matured or unmatured) which the Borrower has from time to time incurred or is under or may hereafter incur or be under to the Agent under, in connection with or with respect to the Credit Documents (collectively, the “Obligations”). All amounts payable by the Guarantor hereunder will be paid to Agent at the address of Agent shown above or as otherwise directed in writing by Agent. Any amounts payable by the Guarantor under this Guarantee which are not paid forthwith upon demand therefor by Agent will bear interest from the date of such demand at the rate or rates applicable to the corresponding Obligations.
3. Continuing, Unconditional and Absolute Guarantee. The obligations of the Guarantor under this Guarantee are continuing, unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged, diminished, limited or otherwise affected by (and the Guarantor hereby consents to or waives, as applicable, to the fullest extent permitted by applicable law):
(a)	any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Obligation, security, Person or otherwise;

(b)	any waiver, modification, restatement or amendment of or supplement to any Credit Document or the Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable thereunder;

(c)	any change in the time, manner or place of payment of or in any other term of any Credit Document or the Obligations, or the failure on the part of the Borrower to carry out any of its Obligations under any Credit Document;

(d)	any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

(e)	any release, non-perfection or invalidity of any direct or indirect security for any Obligation;

(f)	any change in the existence, structure, constitution, name, objects, powers, business, control or ownership of the Borrower or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Person or its assets;

(g)	the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, Agent or any other Person, whether in connection herewith or any unrelated transactions;

(h)	any invalidity, illegality or unenforceability relating to or against the Borrower or any provision of applicable law purporting to prohibit the payment by the Borrower of the principal or interest under the Obligations;

(i)	any limitation, postponement, prohibition, subordination or other restriction on the rights of Agent to receive payment of the Obligations;

(j)	any release, substitution or addition of any cosigner, endorser or other guarantor of the Obligations;

(k)	any defence arising by reason of any failure of Agent to make any presentment, demand for performance, notice of non-performance, protest, and any other notice, including notice of all of the following: acceptance of this Guarantee, partial payment or non-payment of all or any part of the Obligations and the existence, creation, or incurring of new or additional Obligations;

(l)	any defence arising by reason of any failure of Agent to proceed against the Borrower or any other Person, to proceed against, apply or exhaust any security held from the Borrower or any other Person for the Obligations, to proceed against, apply or exhaust any security held from the Guarantor or any other Person for this Guarantee or to pursue any other remedy in the power of Agent whatsoever;

(m)	any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation;

(n)	any defence arising by reason of any incapacity, lack of authority, or other defence of the Borrower or any other Person, or by reason of any limitation, postponement, prohibition on Agent’s right to receive payment of the Obligations or any part thereof, or by reason of the cessation from any cause whatsoever of the liability of the Borrower or any other Person with respect to all or any part of the Obligations, or by reason of any act or omission of Agent or others which directly or indirectly results in the discharge or release of the Borrower or any other Person or all or any part of the Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise;

(o)	any defence arising by reason of any failure by Agent to obtain, perfect or maintain a perfected or prior (or any) security interest in or lien, security interest, charge or other encumbrance (a “Lien”) upon any property of the Borrower or any other Person, or by reason of any interest of Agent in any property, whether as owner thereof or the holder of a security interest therein or Lien thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by Agent of any right to recourse or collateral;

(p)	any defence arising by reason of the failure of Agent to marshal any assets;

(q)	any defence based upon any failure of Agent to give to the Borrower or the Guarantor notice of any sale or other disposition of any property securing any or all of the Obligations or any guarantee thereof, or any defect in any notice that may be given in connection with any sale or other disposition of any such property, or any failure of Agent to comply with any provision of applicable law in enforcing any Lien upon any such property, including any failure by Agent to dispose of any such property in a commercially reasonable manner;

(r)	any dealing whatsoever with the Borrower or other Person or any security, whether negligently or not, or any failure to do so;

(s)	any defence based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower or any other Person, including any discharge of, or bar against collecting, any of the Obligations, in or as a result of any such proceeding; or

(t)	any other act or omission to act or delay of any kind by the Borrower, Agent or any other Person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 3, constitute a legal or equitable discharge, limitation or reduction of the Guarantor’s obligations hereunder (other than the irrevocable and unconditional payment in full of all of the Obligations).
     The foregoing provisions apply (and the foregoing waivers will be effective) even if the effect of any action (or failure to take action) by Agent is to destroy or diminish the Guarantor’s subrogation rights, the Guarantor’s right to proceed against the Borrower for reimbursement, the Guarantor’s right to recover contribution from any other guarantor or any other right or remedy.
4. Release of Obligations. This Guarantee will remain in full force and effect until the Obligations are irrevocably and unconditionally performed and paid in full.
5. Validity of Agreements. The Guarantor will not contest or otherwise challenge the legality, validity or enforceability of any term, condition or other provision contained in the Credit Documents. The Guarantor represents to Agent that it is familiar with and consents to the terms and conditions of the Credit Documents.
6. Assumption of Authority. Agent is entitled to assume, notwithstanding any investigation by or on behalf of Agent, the power and authority of the officers, directors, agents or other Persons acting or purporting to act on behalf of the Borrower or the Guarantor, and any Obligations made or created in reliance upon the exercise of such power or authority will be guaranteed hereunder.
7. Recourse against Borrower. Agent is not required to exhaust its recourse against the Borrower, any other guarantor or other Person or under any other security or other guarantee before being entitled to payment from the Guarantor under this Guarantee.

8. Settlement of Accounts. Any account settled or stated between Agent and the Borrower will be accepted by the Guarantor as prima facie evidence, subject to manifest error, that the amount thereby appearing due by the Borrower to Agent is so due.
9. No Waiver. No delay on the part of Agent in exercising any of its options, powers or rights, or partial or single exercise thereof, will constitute a waiver thereof. No waiver of any of Agent’s rights hereunder, and no modification or amendment of this Guarantee, will be deemed to be made by Agent unless the same will be in writing, duly signed by Agent and the Guarantor, and each such waiver, if any, will apply only with respect to the specific instance involved, and will in no way impair the rights of Agent or the liabilities of the Guarantor to Agent in any other respect at any other time.
10. Guarantee of all Credit Obtained; Indemnity. All moneys and credits in fact borrowed or obtained by the Borrower from Agent under the Credit Documents will be deemed to form part of the Obligations notwithstanding any incapacity, disability or lack or limitation of status or power of the Borrower or of the directors, officers, employees, partners or agents thereof, or that the Borrower may not be a legal entity, or any irregularity, defect or informality in the borrowing or obtaining of such moneys or credits. If any amount in respect of the Obligations is not recoverable from the Guarantor hereunder on the basis of a guarantee, then, notwithstanding any other provision hereof, the Guarantor will indemnify and save harmless Agent from and against any and all losses, damages, costs, expenses or liabilities suffered or incurred by Agent resulting or arising from or relating to any failure of the Borrower to unconditionally and irrevocably pay in full or fully perform the Obligations as and when due provided that the amount of such indemnification shall not exceed the amount of such Obligations and any amounts due and owing hereunder.
11. Stay of Acceleration. If acceleration of the time for payment, or the liability of the Borrower to make payment, of any amount specified to be payable by the Borrower in respect of the Obligations is stayed, prohibited or otherwise affected upon the insolvency, bankruptcy, reorganization or winding-up of the Borrower or any moratorium affecting the payment of the Obligations, all such amounts otherwise subject to acceleration or payment will nonetheless be deemed for all purposes of this Guarantee to be and to become due and payable by the Borrower and will be payable by the Guarantor hereunder forthwith on demand by Agent.
12. Reinstatement. If, at any time, all or any part of any payment previously applied by AGENT to any Obligation is or must be rescinded or returned by Agent for any reason whatsoever (including the insolvency, bankruptcy, or reorganization of the Borrower), such Obligation will, for the purpose of this Guarantee, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by Agent, and this Guarantee will continue to be effective or be reinstated, as the case may be, as to such Obligation, all as though such application by Agent had not been made.
13. Assignment and Postponement. All present and future indebtedness and liability of the Borrower to the Guarantor is hereby assigned by the Guarantor to Agent and postponed to the Obligations and all moneys received by the Guarantor in respect thereof will be received in trust for and, unless prior written authorization from Agent to the contrary will have been obtained by the Guarantor, will be paid over to Agent upon demand by Agent. If Agent receives from the

Guarantor a payment or payments in full or on account of the liability of the Guarantor hereunder, the Guarantor will not be entitled to claim repayment against the Borrower until Agent’s claims against the Borrower have been irrevocably and unconditionally paid in full. In case of liquidation, winding up or bankruptcy of the Borrower (whether voluntary or involuntary) or any composition with creditors or scheme of arrangement, Agent will have the right to rank for its full claims and receive all dividends or other payments in respect thereof in priority to the Guarantor until the claims of Agent have been irrevocably and unconditionally paid in full, and the Guarantor will continue to be liable hereunder for any balance which may be owing to Agent by the Borrower. In the event of the valuation by Agent of any of its security and/or the retention thereof by Agent, such valuation and/or retention will not, as between Agent and the Guarantor, be considered as a purchase of such security, or as payment or satisfaction of the Obligations or any part thereof. The foregoing provisions of this Section 13 will not in any way limit or lessen the liability of the Guarantor under any other section of this Guarantee.
14. No Subrogation. Notwithstanding any payment made by the Guarantor under this Guarantee or any set off or application of funds of the Guarantor by Agent, the Guarantor will have no right of subrogation to, and waives, to the fullest extent permitted by law, any right to enforce any remedy which Agent now has or may hereafter have against the Borrower, until all of the Obligations have been irrevocably and unconditionally paid in full; and until that time, the Guarantor waives any benefit of, and any right to participate in, any security, whether real or personal property, now or hereafter held by Agent for the Obligations.
15. Foreign Currency Obligations. The Guarantor will make payment relative to each Obligation in the currency (the “Original Currency”) in which the Borrower is required to pay such Obligation. If the Guarantor makes payment relative to any Obligation to Agent in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability of the Guarantor hereunder in respect of such Obligation only to the extent of the amount of the Original Currency which Agent is able to purchase at Calgary, Alberta with the amount it receives on the date of receipt. If the amount of the Original Currency which Agent is able to purchase is less than the amount of such currency originally due to it in respect to the relevant Obligation, the Guarantor will indemnify and save Agent harmless from and against any loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in this Guarantee, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by Agent and will continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.
16. Taxes and Set-off by Guarantor. All payments to be made by the Guarantor hereunder will be made without set-off or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever. If at any time any applicable law, regulation or international agreement requires the Guarantor to make any such deduction or withholding from any such payment, the sum due from the Guarantor with respect to such payment will be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Agent receives a net sum equal to the sum which it would have received had no deduction or withholding been required.

17. Payment of Expenses; Indemnification. The Guarantor will pay on demand, and will indemnify and save Agent harmless from, any and all liabilities, costs and expenses (including out-of-pocket legal fees and expenses on a solicitor and his own client full indemnity basis and any sales, goods and services or other similar taxes payable to any government, regulatory or administrative agency or with respect to any such liabilities, costs and expenses) (a) incurred by Agent in the preparation, registration, administration or enforcement of this Guarantee, (b) with respect to, or resulting from, any failure or delay by the Guarantor in performing or observing any of its obligations under this Guarantee, or (c) incurred by Agent in performing or observing any of the other covenants of the Guarantor under this Guarantee.
18. Additional Security. This Guarantee is in addition and without prejudice to any security of any kind (including other guarantees) now or hereafter held by or for the benefit of Agent and any other rights or remedies that Agent might have.
19. Governing law; Attornment. This Guarantee will be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, without giving affect to the conflict of law principles thereof. Without prejudice to the ability of Agent to enforce this Guarantee in any other proper jurisdiction, the Guarantor irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta, or any appellate court thereof, for the purposes of this Guarantee.
20. Successors and Assigns. The provisions of this Guarantee will be binding upon and enure to the benefit of Agent and its successors and assigns and will be binding upon the Guarantor and its successors. The Guarantor’s obligations hereunder will not be assigned or delegated. Agent may from time to time, and without notice to or the consent of the Guarantor, assign or transfer all or any of the Obligations or any interest therein in accordance with the Credit Documents and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, any such Obligation or part thereof so transferred or assigned will remain an “Obligation” for the purposes of this Guarantee and any immediate and successive assignee or transferee of any Obligation or any interest therein will, to the extent of the interest so assigned or transferred, be entitled to the benefit of, and the right to enforce, this Guarantee.
21. Time. Time will be of the essence in this Guarantee.
22. Severability. If any portion of this Guarantee or the application thereof to any circumstance will be held invalid or unenforceable by a court of competent jurisdiction from which no further appeal has or is taken, to an extent that does not affect in a fundamental way the operation of this Guarantee, the remainder of the provision in question, or its application to any circumstance other than that to which it has been held invalid or unenforceable, and the remainder of this Guarantee will not be affected thereby and will be valid and enforceable to the fullest extent permitted by applicable law.
23. Notice. All notices, demands, offers, consents and other instruments and communications to be made or given pursuant to this Guarantee will be in writing and may be made or given by personal delivery or by transmittal by telecopier or other electronic means of communication addressed to the respective parties as follows:

To Agent:
Canadian Imperial Bank of Commerce
BCE Place
199 Bay Street
Commerce Court West, 6th Floor
Toronto, Ontario
M5L 1A2
Telecopier:     (416) 214-8749
Attention:      General Manager, Special Loans
To the Guarantor:
[•]
[•]
[•]
Telecopier: [•]
Attention: [•]
With a copy to:
[•]
[•]
[•]
[•]
Attention: [•]
or to such other address or telecopy number as any party may from time to time notify the other in accordance with this Section 23. Any notice, demand, offer, consent, instrument or other communication made or given by personal delivery or by telecopier or other electronic means of communication during normal business hours at the place of receipt on a Banking Day will be conclusively deemed to have been made or given at the time of actual delivery or transmittal, as the case may be, on such Banking Day. Any notice, demand, offer, consent, instrument or other communication made or given by personal delivery or by telecopier or other electronic means of communication after normal business hours at the place of receipt or otherwise than on a Banking Day will be conclusively deemed to have been made or given at 11:00 a.m. (Toronto time) on the first Banking Day following actual delivery or transmittal, as the case may be.
24. Borrower’s Financial Condition. The Guarantor is fully aware of the financial condition of the Borrower.
25. Negotiated Document. This Guarantee is the result of negotiations between the Guarantor and Agent and have been reviewed by counsel to the Guarantor and Agent and is the product of both the Guarantor and Agent. Accordingly, this Guarantee is not to be construed against Agent merely because of its involvement in this Guarantee’s preparation.

26. Interpretation. The division of this Guarantee into sections and paragraphs, and the insertion of headings, is for convenience of reference only and will not affect the construction or interpretation of this Guarantee. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. When used in this Guarantee, the word “including” (or includes) means “including (or includes) without limitation”.
27. Receipt of Copy. The Guarantor acknowledges receipt of an executed copy of this Guarantee. The Guarantor waives the right to receive any amount that it may now or hereafter be entitled to receive (whether by way of damages, fine, penalty or otherwise) by reason of the failure of Agent to deliver to the Guarantor a copy of any financing statement or any statement issued by any registry that confirms registration of a financing statement relating to this Guarantee.
     THIS GUARANTEE executed effective the [•] day of [•], [•].

[•]

By:

Name:
Title:

SCHEDULE F
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
FORM OF GENERAL SECURITY AGREEMENT

SCHEDULE G
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT

SCHEDULE H
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
FORM OF NOTICE OF BORROWING

TO:	CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”)

Re:	PROTECTIVE PRODUCTS OF AMERICA, INC. — Amended and Restated Credit Agreement made as of January 30, 2009 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Amended and Restated Credit Agreement”).
1. THE DRAWDOWN DATE IS THE                     DAY OF                    , 200                    .
2. Pursuant to Section 4.2 of the Amended and Restated Credit Agreement, the undersigned hereby irrevocably requests that the following Accommodations under the Revolving Loan be made available:
Canadian Dollars

TYPE OF ACCOMMODATION	PRINCIPAL AMOUNT	TERM

Canadian Prime Rate Loan		N/A
U.S. Dollars

TYPE OF ACCOMMODATION	PRINCIPAL AMOUNT	TERM

U.S. Base Rate Loans		N/A
3. No Default or Event of Default has occurred and is continuing immediately prior to delivery of this Notice of Borrowing and No Default or Event of Default shall occur immediately after this Drawdown except as set out on Schedule “A” attached hereto.
4. Each representation and warranty of the Borrower contained in the Credit Agreement are true and correct, except to the extent such representation and warranty may be rendered untrue by the existence of Specified Defaults (as defined in the Forbearance Agreement).
5. Capitalized terms used herein and not otherwise defined herein have the meanings given to them by the Amended and Restated Credit Agreement.

     DATED this                     day of                     , 200                    , at                     ,                     .

PROTECTIVE PRODUCTS OF AMERICA, INC.

By:
Name:
Title:

SCHEDULE “A”
TO THE NOTICE OF BORROWING
DATED

SCHEDULE I
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
MATERIAL ADVERSE CHANGES
The September 30, 2008 write-off associated with the discontinued operations of Ceramic Protection Corporation of America.

SCHEDULE J
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
LIST OF SUBSIDIARIES AND INDEBTEDNESS
Subsidiaries of the Borrower
Ceramic Protection Corporation of America (Delaware)
Protective Products International Corp. (Florida)
CPC Holding Corporation of America (Delaware)
Protective Products of North Carolina, LLC (North Carolina)
Material Subsidiaries of the Borrower

		Location of		Authorized
Material	Jurisdiction of	Chief	Location of	Share or	Issued Share or
Subsidiaries	Incorporation	Executive	Business and	Partnership	Partnership
Legal Name	or Formation	Office	Assets	Capital	Capital
Ceramic Protection Corporation of America	Delaware	Florida	Delaware, North Carolina and Florida	3,320,200	2,160,676 Class A common shares 7,200 Class B common shares

Protective Products International Corp.	Florida	Florida	Delaware, North Carolina and Florida	1,000	200 common shares

CPC Holding Corporation of America	Delaware	Florida	Delaware, North Carolina and Florida	1,000	1,000 common shares

Protective Products of North Carolina, LLC	North Carolina	Florida	Delaware, North Carolina and Florida	N/A	N/A
Material Indebtedness
1. Indebtedness arising under the Credit Agreement;

2. U.S. $5,100,000 in principal of 12% Notes due September 2009 issued pursuant to a Subordinated Debenture; and
3. U.S. $6,000,000 in principal 10% Notes due March 2011 issued pursuant to a Subordinated Convertible Debenture.

SCHEDULE K
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
FORM OF COMPLIANCE CERTIFICATE

TO:	CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”)

Re:	PROTECTIVE PRODUCTS OF AMERICA, INC. - Amended and Restated Credit Agreement made as of January 30, 2009 between Protective Products of America, Inc. (the “Borrower”) and CIBC, as lender and agent (the “Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”)
     This Compliance Certificate is delivered pursuant to Section 10.1(i) of the Amended and Restated Credit Agreement.
     I,                     , am the duly appointed [insert name of officer] of the Borrower and hereby certify in such capacity for and on behalf of the Borrower, and not in my personal capacity and without assuming any personal liability whatsoever, after making due inquiry:
(a)	This Compliance Certificate applies to the month ending , .

(b)	I am familiar with and have examined the provisions of the Amended and Restated Credit Agreement and I have made such reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and each of its Material Subsidiaries as I have deemed necessary for purposes of this Compliance Certificate.

(c)	Based on the foregoing, no Default or Event of Default has occurred and is continuing except as set out on Exhibit 1 attached hereto.

(d)	The Debt to EBITDA Ratio for the month ended , , is , as calculated and presented on Exhibit 2 hereto.

(e)	The shareholders’ equity (in accordance with GAAP) of the Borrower for the month ended , is $ .

(f)	The Current Ratio for the month ended , , is , as calculated and presented on Exhibit 3 hereto.

(g)	The Excess Cash Flow for the month ended , , is , as calculated and presented on Exhibit 4 hereto.

(h)	The update of the Projections to show actual results for the month to which this Compliance Certificate is delivered as compared to forecast, including an update of the Projections to show actual results for the month ended , , as compared to forecast for the month ended , , is as calculated and presented on Exhibit 5 hereto. The Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the delivery of this Compliance Certificate, reflect the Borrower’s good faith and reasonable estimates of its future financial performance, including future projections of Excess Cash Flow, and of the other information projected therein for the period set forth therein.

(i)	The Borrower’s Net Income for the month ended , , is , as calculated and presented on Exhibit 6 hereto.

(j)	The Borrower has no Subsidiaries other than [list Subsidiaries here].
     Capitalized terms used herein and not otherwise defined herein have the meanings given to them by the Amended and Restated Credit Agreement.
     Dated at                      this                     day of                     , 200     .

PROTECTIVE PRODUCTS OF AMERICA, INC.

By:

Name:
Title:

EXHIBIT 1
TO THE COMPLIANCE CERTIFICATE
DATED
DEFAULTS OR EVENTS OF DEFAULT

EXHIBIT 2
TO THE COMPLIANCE CERTIFICATE
DATED
DEBT TO EBITDA RATIO

EXHIBIT 3
TO THE COMPLIANCE CERTIFICATE
DATED
CURRENT RATIO

EXHIBIT 4
TO THE COMPLIANCE CERTIFICATE
DATED
EXCESS CASH FLOW

EXHIBIT 5
TO THE COMPLIANCE CERTIFICATE
DATED
PROJECTIONS

EXHIBIT 6
TO THE COMPLIANCE CERTIFICATE
DATED
NET INCOME

SCHEDULE L
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
FORM OF INSTRUMENT OF ADHESION

TO:	CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”), as Agent

AND TO:	PROTECTIVE PRODUCTS OF AMERICA, INC.

RE:	Amended and Restated Credit Agreement dated as of January 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) between Protective Products of America, Inc. (collectively, the “Borrower”), as borrower, and CIBC, and those other financial institutions who from time to time become lenders thereunder (collectively, the “Lenders”) and CIBC, as agent for the Lenders
     Unless otherwise indicated, words and phrases defined in the Amended and Restated Credit Agreement have the same meanings when used herein.
1.	[Name of new lender] (the “Assignee”) acknowledges that its proper officers have received and reviewed a copy of the Amended and Restated Credit Agreement and the other Documents and further acknowledges the provisions of the Amended and Restated Credit Agreement and the other Documents.

2.	The Assignee desires to become a Lender under the Amended and Restated Credit Agreement. [Name of assigning lender] (the “Assignor”) has agreed to and does hereby sell, assign and transfer to the Assignee an interest in the Credit Facilities equal to the commitment as defined and calculated in paragraph 4 below, and accordingly, the Assignee has agreed to execute this Instrument of Adhesion and deliver an original of it to the Agent, and a copy to each of the Lenders and the Borrower.

3.	The Assignee, by its execution and delivery of this Instrument of Adhesion, agrees that from and after the date hereof it will be a Lender under the Amended and Restated Credit Agreement and agrees to be bound by and to perform, where required, all of the terms, conditions and covenants of the Amended and Restated Credit Agreement and the other Documents applicable to a Lender, but its liability to make Advances will be limited to its share of such Advances based upon its commitment identified in paragraph 4 below subject to the provisions of the Amended and Restated Credit Agreement.

4.	The Assignee confirms that its Individual Revolving Loan Commitment Amount under the Amended and Restated Credit Agreement will be as follows:
[State amount thereof in Canadian Dollars or U.S. Dollars, as applicable.]

5.	The Assignee agrees to assume all liabilities and obligations of the Assignor as Lender under the Amended and Restated Credit Agreement and the other Documents to the extent of the Assignee’s commitment as provided for herein and the Assignor is hereby released and discharged from such obligations and liabilities to the same extent but only in respect of such obligations and liabilities arising from and after the time this Instrument of Adhesion becomes effective pursuant to the terms of the Amended and Restated Credit Agreement.

6.	Notices will be given to the Assignee in the manner provided for in the Amended and Restated Credit Agreement at the following address:

[*]

Attention: Telecopier:	[*] [*]
This Instrument of Adhesion will be binding upon the Assignee and its successors and permitted assigns.
Dated this                      day of                     , 20                    .

[NAME OF ASSIGNEE]

By:

Name:
Title:
*            *            *
The Assignor hereby acknowledges the above Instrument of Adhesion and agrees that its Individual Revolving Loan Commitment Amount is reduced by an amount equal to the commitment assigned to the Assignee hereby.
Dated this                      day of                     , 20                    .

[NAME OF ASSIGNOR]

By:

Name:
Title:
*            *            *

The Agent hereby agrees to accept the Assignee as a Lender under the Amended and Restated Credit Agreement and hereby acknowledges the above Instrument of Adhesion.

CANADIAN IMPERIAL BANK OF COMMERCE

By:

Name:
Title:
The Borrower hereby agree to accept the Assignee as a Lender under the Amended and Restated Credit Agreement and hereby acknowledge the above Instrument of Adhesion.

PROTECTIVE PRODUCTS OF AMERICA, INC.

By:

Name:
Title:

SCHEDULE M
PROTECTIVE PRODUCTS OF AMERICA, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED JANUARY 30, 2009
FORM OF BORROWING BASE CERTIFICATE

TO:	CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”)

Re:	PROTECTIVE PRODUCTS OF AMERICA, INC. - Amended and Restated Credit Agreement made as of January 30, 2009 between Protective Products of America, Inc., as Borrower (the “Borrower”), and CIBC, as lender and agent (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”)
          This Borrowing Base Certificate is delivered pursuant to Section 10.1(1) of the Amended and Restated Credit Agreement.
          I,                     , am the duly appointed [insert name of officer] of the Borrower and hereby certify in such capacity for and on behalf of the Borrower, and not in my personal capacity and without assuming any personal liability whatsoever, after making due inquiry:
(a)	This Borrowing Base Certificate applies to the week of , .

(b)	75% of the Eligible Accounts Receivable of the Borrower (including U.S. Federal Government receivables aged more than 90 days) as of the date hereof is Cdn. $ , as presented in Exhibit 1 hereto.

(c)	90% of the Export Development Canada insured accounts receivable of the Borrower as of the date hereof is Cdn. $ , as presented in Exhibit 2 hereto.

(d)	50% of the value of eligible inventory comprised of raw materials and finished goods (excluding any work in progress) of the Borrower as of is Cdn. $ , as presented in Exhibit 3 hereto.

(e)	The Borrowing Base under the Revolving Loan is Cdn. $ , as calculated and presented in Exhibit 4 hereto.

     Capitalized terms used herein and not otherwise defined herein have the meanings given to them by the Amended and Restated Credit Agreement.
          Dated at                     ,                      this       day of                    , 200     .

By:

Name:
Title:

EXHIBIT 1
ELIGIBLE ACCOUNTS RECEIVABLE

EXHIBIT 2
EDC ACCOUNTS RECEIVABLE

EXHIBIT 3
ELIGIBLE INVENTORY

EXHIBIT 4
BORROWING BASE